Exhibit 7.01

Second Amended and Restated

Loan Agreement

between

AMBOW EDUCATION HOLDING LTD.

as Borrower

and

AMBOW COLLEGE MANAGEMENT LIMITED

AMBOW EDUCATION CO. LTD.

AMBOW EDUCATION LTD.

AMBOW EDUCATION MANAGEMENT (HONG KONG) LIMITED

AMBOW EDUCATION (HONG KONG) LIMITED

AMBOW EDUCATION MANAGEMENT LTD.

AMBOW TRAINING MANAGEMENT LIMITED

as Co-Borrowers

and

CHINA EDUCATION INVESTMENT HOLDING LIMITED

i

ii

LOAN AGREEMENT

LOAN AGREEMENT (this “Agreement”) was originally dated June 12, 2012, amended and restated on October 24, 2012, further amended on April 29, 2013 and is amended and restated on the Effective Date, between (1) AMBOW EDUCATION HOLDING LTD., a company organized and existing under the laws of the Cayman Islands (the “Borrower”) and (2) AMBOW COLLEGE MANAGEMENT LIMITED, a company incorporated under the laws of Hong Kong, with registration no. 1269010, (3) AMBOW EDUCATION CO. LTD., a company organized and existing under the laws of the Cayman Islands, (4) AMBOW EDUCATION LTD., a company organized and existing under the laws of the Cayman Islands, (5) AMBOW EDUCATION MANAGEMENT (HONG KONG) LIMITED, a company incorporated under the laws of Hong Kong, with registration no. 1389402, (6) AMBOW EDUCATION (HONG KONG) LIMITED, a company incorporated under the laws of Hong Kong, with registration no. 1195960, (7) AMBOW EDUCATION MANAGEMENT LTD., a company organized and existing under the laws of the Cayman Islands, (8) AMBOW TRAINING MANAGEMENT LIMITED, a company incorporated under the laws of Hong Kong, with registration no. 1269000, (each a “Co-Borrower” and, together, the “Co-Borrowers”); and (9) CHINA EDUCATION INVESTMENT HOLDING LIMITED, of registered office Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands (the “Original Lender”).

RECITALS

IFC provided the IFC C Loans to the Borrower before the Effective Time.

The Borrower has requested the Lenders to provide the IFC D Loan described in this Agreement for the purposes set out herein and the Lenders are willing to provide such IFC D Loan upon the terms and conditions set forth in this Agreement.

ARTICLE I
Definitions and Interpretation

Section 1.01                             Definitions.

Wherever used in this Agreement, the following terms have the meanings:

“Accounting Standards” means generally accepted accounting principles in the United States from time to time or in accordance with International Financial Reporting Standards (IFRS) promulgated by the International Accounting Standards Board (“IASB”) (which include standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis, as applicable;

“Adjustment Determination Date” shall have the meaning set forth in Section 7.01(e)(ix) (Adjustments to Conversion Rate);

“ADS” means Borrower’s American depositary shares, each one representing two Class A Ordinary Shares that are listed on the New York Stock Exchange;

“ADS Market Disruption Event” means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any Trading Day for the ADSs of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by applicable U.S. national securities exchange on which the ADSs are traded or otherwise) in the ADSs or in any options contracts or futures contracts relating solely to the ADSs;

“Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with, such Person (for purposes of this definition, “control” means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that the direct or indirect ownership of more than 51% of the voting Share Capital of a Person is deemed to constitute control of that Person, and “controlling” and “controlled” have corresponding meanings);

“Aggregate Convertible Portions” has the meaning set forth in Section 7.01(q)(ii) (Allocation Among Lenders);

“Agreement Currency” shall have the meaning set forth in Section 8.10 (Judgment Currency);

“Ambow Dalian” means Ambow Dalian Education Technology Co., Ltd. (Chinese name: 安博（大连）教育科技有限责任公司), a company incorporated in the PRC;

“Ambow Shengying” means Beijing Ambow Shengying Education and Technology Co., Ltd. (Chinese name: 北京安博盛赢教育科技有限责任公司), a company incorporated in the PRC;

“Ambow Yuhua” means Tianjin Ambow Yuhua Software Technology Co., Ltd. (Chinese name: 天津安博育华软件技术有限公司), a company incorporated in the PRC;

“Amendment and Restatement Agreement 1” means the amendment and restatement agreement to this Agreement dated October 24, 2012 by the Borrower, the Co-Borrowers and IFC;

“Amendment and Restatement Agreement 2” means the amendment and restatement agreement to this Agreement executed on the Amendment and Restatement Signing Date by the Borrower, the Co-Borrowers and the Lender;

“Amendment and Restatement Signing Date” means the date of the Amendment and Restatement Agreement 2;

“Auditors” means the accounting firm appointed in accordance with Section 5.01(e);

“Authority” means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

“Authorization” means any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents;

“Authorized Representative” means any natural person who is duly authorized by the Borrower or any of the Co-Borrowers, to act on its behalf;

“Beijing Ambow” means Beijing Ambow Online Software Co., Ltd. (Chinese name: 北京安博在线软件有限公司), a company incorporated in the PRC;

“Board of Directors” means the board of directors of the Borrower or any committee thereof authorized to act on behalf of such board of directors;

“Business Day” means a day when banks are open for business in New York, New York;

“Calculation Period” means for any calculation, a period of four consecutive quarters most recently ended prior to the event requiring the calculation for which financial statements should have been delivered to the Lenders pursuant to this Agreement;

“Change of Control” means any of the following:

(i)                                     the Borrower shall at any time and for any reason fail to own, directly or indirectly, at least 100% of both the economic and voting interests in the Co-Borrowers, Ambow Dalian or Ambow Shenying (determined on a fully diluted basis);

(ii)                                  the Borrower shall at any time and for any reason fail to own, directly or indirectly, at least 75%, and, with respect to Ambow Yuhua, 87.23%, of both the economic and voting interests in the Share Capital (determined on a fully diluted basis) of each of its Material Subsidiaries;

(iii)                               the Board of Directors shall cease to consist of a majority of Continuing Directors; or

(iv)                              a “change of control” or similar event shall occur as provided in any other loan or preferred stock documentation relating to any Obligor or any of its Subsidiaries,

except with respect to mergers, consolidations or share acquisitions between Subsidiaries provided that a wholly-owned or wholly-controlled (under VIE Arrangements) Subsidiary is the sole surviving or continuing entity of any such merger, consolidations or share acquisitions;

“Charter” means:

(i)                                     with respect to the Borrower and each Co-Borrower, its Certificate of Incorporation (including all Certificates of Incorporation on Change of Name), Memorandum and Articles of Association, latest Business Registration Certificate, register of directors and register of members;

(ii)                                  with respect to each Material Subsidiary, its latest version of its business license, latest version of its articles of association, Organizational Code Certificate, and to the extent applicable, the latest version of its joint venture contract, the approval certificate and approval letter for its establishment and existing issued by the competent commerce authority, and its foreign exchange registration certificate; or

(iii)                               with respect to any other Person, the memorandum and articles of association and/or such other constitutive document, howsoever called, of such Person;

“Class A Ordinary Shares” means the ordinary Class A shares, $0.0001 par value per share of the Borrower;

“Closing Sale Price” means the price per ADS on the relevant date, determined: (i) on the basis of the closing sale price per ADS (or if no closing sale price per ADS is reported, the average of the bid and ask prices per ADS or, if more than one in either case, the average of the average bid and the average ask prices per ADS) on such date on the New York Stock Exchange or other U.S. principal national securities exchange on which the ADSs are listed; (ii) if the ADSs are not listed on a U.S. national securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System; or (iii) if no such closing price is available, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink OTC Markets Inc. In the absence of a quotation, the Closing Sale Price shall be such price as the Borrower shall reasonably determine on the basis of such quotations as most accurately reflecting the price that a fully informed buyer, acting on his own accord, would pay to a fully informed seller, acting on his own accord in an arm’s-length transaction, for each such ADS. The Closing Sale Price shall be determined without reference to the extended or after hours trading;

“Commitment” means, with respect to the Original Lender, the commitment of the Original Lender to make the Loans to the Borrower and the Co-Borrowers as set forth in Schedule 1 and the amount of any other Commitment transferred to it under this Agreement and, in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement;

“Continuing Director” means, with respect to the Borrower, an individual who was serving as a member of the Borrower’s Board of Directors as of the Effective Time or whose appointment or election by the Board of Directors or nomination for election by the Borrower’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors as of the Effective Time or whose election, appointment or nomination for election was previously so approved;

“Consolidated” or “Consolidated Basis” means (with respect to any financial statements to be provided, or any financial calculation to be made, under or for the purposes of this Agreement and any other Transaction Document) the method referred to in Section 1.02(b) (Financial Calculations); and the entities whose accounts are to be consolidated with the accounts of the Borrower are all the Subsidiaries of the Borrower;

“Conversion Date” shall have the meaning set forth in Section 7.01(b)(i)(A) (Exercise of Conversion Right; Issuance of Class A Ordinary Shares on Conversion);

“Conversion Notice” shall have the meaning set forth in Section 7.01(b)(i)(A) (Exercise of Conversion Right; Issuance of Class A Ordinary Shares on Conversion);

“Conversion Rate” means the number of Class A Ordinary Shares into which each $1,000 of the Convertible Portion of the Convertible Loans are convertible, determined as the quotient of (A) 972,782,696 (nine hundred seventy-two million, seven hundred eighty-two thousand, six hundred ninety six Class A Ordinary Shares, divided by (B) the quotient of (i) the aggregate amount of the Convertible Loans at the Effective Time (assuming that the Loans have been disbursed in full under and pursuant to Article II (The Loans)), divided by (ii) 1,000, such that the Conversion Rate would equal 29,478.263515 (twenty-nine thousand, four hundred and seventy-eight point two six three five one five) Class A Ordinary Shares if the Convertible Loans have an aggregate principal balance of USD 33,000,000 (thirty-three million) at the Effective Time, subject to adjustments as set forth herein;

“Conversion Ratio” shall have the meaning set forth in Section 7.01(b)(i)(B) (Exercise of Conversion Right; Issuance of Class A Ordinary Shares on Conversion);

“Convertible Loan(s)” means the IFC C Loan and the IFC D Loan outstanding at the Effective Time or, as the context requires, the aggregate principal amount thereof from time to time outstanding and provided that no amount of any interest that is capitalised under this Agreement and treated as part of the principal amount of any Loan shall be capable of nor will be treated as a (or as a part of) a Convertible Loan;

“Convertible Portion” shall have the meaning set forth in Section 7.01(b)(i)(A) (Exercise of Conversion Right; Issuance of Class A Ordinary Shares on Conversion);

“Country” means the People’s Republic of China;

“Deeds of Confirmation” means the two deeds of confirmation governed by Hong Kong and Cayman Islands law respectively substantially in the forms attached hereto as Schedule 5 and Schedule 6;

“Derivative Transaction” means any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices;

“Disbursement” means any disbursement of the Loans;

“Distributed Property” shall have the meaning set forth in Section 7.01(e)(iii) (Conversion);

“Dollars” and “$” means the lawful currency of the United States of America;

“Effective Date” means the date of the discharge of the JPLs in accordance with the Restructuring Agreement;

“Effective Time” means the time on the Effective Date that the amendment and restatement under and pursuant to the Amendment and Restatement Agreement 2 occurs;

“Event of Default” means any one of the events specified in Section 6.02 (Events of Default);

“Existing Share Mortgages” means (i) the Share Mortgage (Ambow College Management Limited), (ii) the Share Mortgage (Ambow Education Management (Hong Kong) Limited), (iii) the Share Mortgage (Ambow Education (Hong Kong) Limited), (iv) the Share Mortgage (Ambow Education Co. Ltd.), (v) the Share Mortgage (Ambow Education Ltd.), (vi) the Share Mortgage (Ambow Education Management Ltd.) and (vii) the Share Mortgage (Ambow Training Management Limited); and Existing Share Mortgages means any two or more of them, as the context may require;

“Financial Debt” means as to any Person:

(i)                                     any indebtedness of such Person for or in respect of borrowed money;

(ii)                                  the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by such Person;

(iii)                               any indebtedness of such Person for or in respect of the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within 90 days of the date they are incurred and which are not overdue);

(iv)                              non-contingent obligations of such Person to reimburse any other Person for amounts paid by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of such Person with respect to trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within 90 days of the date they are incurred and which are not overdue);

(v)                                 the amount of any obligation of such Person in respect of any Financial Lease;

(vi)                              amounts raised by such Person under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing under the Accounting Standards;

(vii)                           the amount of the obligations of such Person under derivative transactions entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by such Person after marking the relevant derivative transactions to market);

(viii)                        all indebtedness of the types described in the foregoing items secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person;

(ix)                              all obligations of such Person to pay a specified purchase price for goods and services, whether or not delivered or accepted (i.e., take or pay or similar obligations);

(x)                                 any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, any obligation under a “synthetic lease” or any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person;

(xi)                              the amount of any obligation in respect of any guarantee or indemnity given by such Person for any of the foregoing items incurred by any other Person; and

(xii)                           any premium payable by such Person on a redemption or replacement of any of the foregoing items;

“Financial Lease” means any lease or hire purchase contract which would, under the Accounting Standards, be treated as a finance or capital lease;

“Financial Year” means with respect to any Borrower, any of the Co-Borrowers or any of their respective Subsidiaries, the accounting year of the Borrower, the relevant Co-Borrower or the relevant Subsidiary, as the case may be, commencing each year on 1 January and ending on the following 31 December, or such other period as the Borrower or, as the case may be, the relevant Co-Borrower or the relevant Subsidiary, with the Lenders consent, from time to time designates as its accounting year;

“Group” means the Borrower and its Subsidiaries from time to time;

“Guo Hong Finance Documents” means the Guo Hong Repo Agreement and all related documents including any guarantees provided in relation to the Guo Hong Repo Agreement and the Jinghan Equity Pledge and, to the extent that any person other than the relevant debtors (whether borrowers, pledgors, chargors and/or guarantors) repays any amount outstanding under the aforementioned Guo Hong Finance Documents for or on behalf of the relevant debtors (whether borrowers, pledgors, chargors and/or guarantors) (and each of the aforementioned howsoever described therein), any documentation that arises as a consequence of such repayment;

“Guo Hong Financing” means the financing arrangements under the Guo Hong Finance Documents and, to the extent that any of the financing is repaid by a Person other than the relevant debtors (whether borrowers, pledgors, chargors and/or guarantors), includes any financial indebtedness or liabilities owed to the relevant person or persons as a consequence thereof;

“Guo Hong Repo Agreement” means the fee rights transfer and repurchase agreement (《收费权转让及回购合同》) made among Ambow Sihua Education and Technology Co., Ltd. (安博思华教育科技有限责任公司), Guo Hong Assets Management Co., Ltd. (国泓资产管理有限公司) and Beijing Jinghan Yingcai Education and Technology Co., Ltd. (北京京翰英才教育科技有限公司) and dated 11 October 2013;

“Henan Jinlan Finance Documents” means the Henan Jinlan Loan Agreement and all related documents including any guarantees provided in relation to the Henan Jinlan Loan Agreement and, to the extent that any person other than the relevant debtors (whether borrowers, pledgors, chargors and/or guarantors) repays any amount outstanding under the aforementioned Henan Jinlan Finance Documents for or on behalf of the relevant debtors (whether borrowers, pledgors, chargors and/or guarantors) (and each of the aforementioned howsoever described therein), any documentation that arises as a consequence of such repayment;

“Henan Jinlan Financing” means the financing arrangements under the Henan Jinlan Finance Documents and, to the extent that any of the financing is repaid by a Person other than the relevant debtors (whether borrowers, pledgors, chargors and/or guarantors), includes any financial indebtedness or liabilities owed to the relevant person or persons as a consequence thereof;

“Henan Jinlan Loan Agreement” means the loan agreement (《借款协议》) made among Henan Jinlan Enterprise Management Consulting Co., Ltd. (河南金蓝企业管理咨询有限公司) as lender, Beijing Ambow Online Software Co., Ltd. (北京安博在线软件有限公司) as borrower, and Ambow Sihua Education and Technology Co., Ltd. (安博思华教育科技有限责任公司), Beijing Shida Ambow Education and Technology Co., Ltd. (北京师大安博教育科技有限责任公司) and Shanghai Ambow Education Information Consulting Co., Ltd. (上海安博教育信息咨询有限公司) as guarantors and dated 2013 (and referred to as dated 20 November 2013 in the first supplemental agreement), which was first amended and supplemented by a supplemental agreement among the same parties and dated 2013 (and referred to as dated 23 December 2013 in the second supplemental agreement) and which was second amended and supplemented by a supplemental agreement among the same parties and dated 12 February 2014;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“IFC” means the International Finance Corporation;

“IFC C Loan” means the Loan specified in Section 2.01 (The Loans), or, as the context requires, its principal amount from time to time outstanding;

“IFC C Loan Disbursement” means any disbursement of IFC C Loans;

“IFC D Loan” means the Loan specified in Section 2.01 (The Loans), or, as the context requires, its principal amount from time to time outstanding;

“IFC D Loan Disbursement” means any disbursement of IFC D Loans;

“IFC Financing Documents” means collectively, this Agreement, the Amendment and Restatement Agreement 1, the Amendment and Restatement Agreement 2 and the Security Documents;

“IFC Security” means the Lien created by or pursuant to the Security Documents to secure all or any amounts owing by any Obligor to the Lender under this Agreement and the other IFC Financing Documents to which it is a party;

“Increased Costs” means the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, any Lender or any Participant in connection with the making or maintaining of the Loans or its Participation that result from:

(i)                                     any change after the Effective Date in any applicable law or regulation or directive (whether or not having the force of law) or in its interpretation or application by any Authority charged with its administration; or

(ii)                                  compliance with any request made after the Effective Date or a change made after the Effective Date to any requirement of, any central bank or other monetary or other Authority;

which, in either case, after the Effective Date:

(a)                                 imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or Loans made by, such Lender or that Participant;

(b)                                 imposes a cost on such Lender as a result of such Lender having made the Loans or on that Participant as a result of that Participant having acquired its Participation or reduces the rate of return on the overall capital of such Lender or that Participant that it would have achieved, had such Lender not made the Loans or that Participant not acquired its Participation, as the case may be;

(c)                                  changes the basis of taxation on payments received by such Lender in respect of the Loans or by that Participant with respect to its Participation (otherwise than by a change in taxation of the overall net income of such Lender or that Participant imposed by the jurisdiction of its incorporation or in which it books its Participation or in any political subdivision of any such jurisdiction); or

(d)                                 imposes on such Lender or that Participant any other condition regarding the making or maintaining of the Loans or its Participation;

“Increased Costs Certificate” means a certificate provided from time to time by a Lender (based on a certificate to such Lender from any Participant, if Increased Costs affect its Participation), certifying:

(i)                                     the circumstances giving rise to the Increased Costs;

(ii)                                  that the costs of such Lender or, as the case may be, that Participant, have increased or the rate of return of either of them has been reduced;

(iii)                               that, such Lender or, as the case may be, that Participant, has, in its opinion, exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, as the case may be; and

(iv)                              the amount of Increased Costs;

“Interest Payment Date” means the date falling 6 months after the Effective Date and, thereafter, each date falling 6 months after the immediately previous Interest Payment Date;

“Interest Period” means each period of 6 months in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to the Disbursement when it means the period beginning on the date on which the Disbursement is made and ending on the day immediately before the next following Interest Payment Date;

“Interest Rate” means, for any Interest Period, 3% per annum;

“Jinghan Equity Pledge” means the equity pledge agreement made between Ambow Sihua Education and Technology Co., Ltd. (安博思华教育科技有限责任公司) as pledgor and Guo Hong Assets Management Co., Ltd. (国泓资产管理有限公司) as pledgee and dated 11 October 2013, whereby the pledgor pledges 100% of the equity interest held by it in Beijing Jinghan Yingcai Education and Technology Co., Ltd. (北京京翰英才教育科技有限公司) to secured the obligations of the pledgor under the Guo Hong Repo Agreement;

“JPLs” means Edward Middleton, Kris Beighton and Wing Sze Tiffany Wong, the joint provisional liquidators of the Company;

“Legal Reservations” means:

(i)                                     the principle that equitable remedies (or remedies that are analogous to equitable remedies in other jurisdictions) may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, court schemes, moratoria, administration, examinership, reorganisation and other laws generally affecting the rights of creditors;

(ii)                                  the time barring of claims under any limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty or other Taxes may be void and defences of set-off or counterclaim;

(iii)                               similar principles, rights and defences under the laws of any relevant jurisdiction; and

(iv)                              any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion provided under and pursuant to the Transaction Documents;

“Lender” means the Original Lender and any person which has become a party to this Agreement as a Lender, which in each case has not ceased to be a Lender in accordance with the terms of this Agreement;

“Lien” means any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s Lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

“Loan(s)” means the IFC C Loan and the IFC D Loan, specified in Section 2.01 (The Loans) or, as the context requires, the principal amount from time to time outstanding of the IFC C Loan or the IFC D Loan;

“Loan Currency” means Dollars;

“Material Adverse Effect” means a material adverse effect on:

(i)                                     the Obligors’ business, operations, property, liabilities, condition (financial or otherwise), prospects or the carrying on of the Obligors’ business or operations; or

(ii)                                  subject to Legal Reservations and Perfection Requirements (which are not overdue), the ability of the Obligors to comply with their respective obligations under this Agreement or under any other Transaction Document to which any of them is a party;

“Material Subsidiaries” means (i) any Subsidiary which becomes the owner of key assets relating to the business of the Borrower and its Subsidiaries, whether as a result of a transfer, acquisition or otherwise, such Subsidiary to be designated a Material Subsidiary upon any Lender’s request, by written notice, to the Borrower, (ii) any Subsidiary that, from time to time, owns the majority voting interest of a Material Subsidiary, (iii) any Subsidiary that, from time to time, controls a Material Subsidiary through the VIE Arrangements and (iv) any Subsidiary that, in any Financial Year accounts for 5% or more of the Net Revenue of the Borrower and its Subsidiaries on a Consolidated Basis;

“Maturity Date” means the date falling 3 years after the date of the Effective Date;

“Net Revenue” means for any Calculation Period, gross revenue minus sales taxes for such Calculation Period for any Person or specified group of Persons;

“New Share Mortgages” means (i) the New Share Mortgage (Ambow College Management Limited), (ii) the New Share Mortgage (Ambow Education Management (Hong Kong) Limited), (iii) the New Share Mortgage (Ambow Education (Hong Kong) Limited), (iv) the New Share Mortgage (Ambow Education Co. Ltd.), (v) the New Share Mortgage (Ambow Education Ltd.), (vi) the New Share Mortgage (Ambow Education Management Ltd.) and (vii) the New Share Mortgage (Ambow Training Management Limited); and New Share Mortgages means any two or more of them, as the context may require;

“New Share Mortgage (Ambow College Management Limited)” means the mortgage over the entire issued Share Capital of Ambow College Management Limited to be entered into by Ambow Education Management Ltd. and the Lenders under and pursuant to this Agreement;

“New Share Mortgage (Ambow Education Management (Hong Kong) Limited)” means the mortgage over the entire issued Share Capital of Ambow Education Management (Hong Kong) Limited. to be entered into by by Ambow Education Co. Ltd. and the Lenders under and pursuant to this Agreement;

“New Share Mortgage (Ambow Education (Hong Kong) Limited)” means the mortgage over the entire issued Share Capital of Ambow Education (Hong Kong) Limited to be entered into by Ambow Education Ltd. and the Lenders under and pursuant to this Agreement;

“New Share Mortgage (Ambow Education Co. Ltd.)” means the mortgage over the entire issued Share Capital of Ambow Education Co. Ltd. to be entered into by the Borrower and the Lenders under and pursuant to this Agreement;

“New Share Mortgage (Ambow Education Ltd.)” means the mortgage over the entire issued Share Capital of Ambow Education Ltd. to be entered into by the Borrower and the Lenders under and pursuant to this Agreement;

“New Share Mortgage (Ambow Education Management Ltd.)” means the mortgage over the entire issued Share Capital of Ambow Education Management Ltd. to be entered into by the Borrower and the Lenders under and pursuant to this Agreement;

“New Share Mortgage (Ambow Training Management Limited)” means the mortgage over the entire issued Share Capital of Ambow Training Management Limited to be entered into by Ambow Education Management Ltd. and the Lenders under and pursuant to this Agreement;

“Obligor” means the Borrower and any Co-Borrower; and “Obligors” means any two or more of them, as the context may require;

“Operations” means the operations, activities and facilities of any Person (including the design, construction, operation, maintenance, management and monitoring thereof, as applicable) in the PRC;

“Ordinary Shares” means (1) Class A Ordinary Shares and (2) the ordinary Class B shares, $0.0001 par value per share, in each case of the Borrower, or such other Share Capital of the Borrower into which the Borrower’s Ordinary Share is reclassified or changed;

“original debt” has the meaning given to that term in Section 7.01(b)(i)(B) (Conversion Procedure);

“Other Currency” shall have the meaning set forth in Section 8.10 (Judgment Currency);

“Participant” means any Person who acquires a Participation;

“Participation” means the interest of any Participant in the the IFC C Loan or the IFC D Loan, or as the context requires, an IFC C Loan Disbursement or an IFC D Loan Disbursement;

“Perfection Requirements” means any registration, filing, endorsement, notarisation, stamping, notification or other action or step to be made or procured in any jurisdiction in order to perfect IFC Security created by a Security Document and/or in order to achieve the relevant priority for the IFC Security created thereunder;

“Permitted Acquisition” means the acquisition by the Borrower, the Co-Borrowers or any of their respective Subsidiaries, excluding the VIEs, of a person or business (including by way of merger of such person or business with and into the Borrower (so long as the Borrower is the surviving corporation), provided that (in each case) (A) the consideration paid or to be paid by the Borrower, the Co-Borrowers or any of their respective Subsidiaries consists solely of cash, common stock of the Borrower, the issuance or incurrence of Financial Debt otherwise permitted by the IFC Financing Documents and/or the assumption/acquisition of any Financial Debt (calculated at face value) of such acquired person or business which is permitted to remain outstanding in accordance with the requirements of the IFC Financing Documents, (B) the acquired person or business acquired is in a business permitted by the IFC Financing Documents and (C) all other requirements of the IFC Financing Documents applicable to Permitted Acquisitions are satisfied;

“Permitted Liens” means

(i)                                     the IFC Security;

(ii)                                  Liens in existence on the Effective Date without giving effect to any extensions or renewal thereof other than in relation to the RMB Financings;

(iii)                               Liens not otherwise permitted under paragraphs (i) or (ii) above, provided that such Liens do not secure obligations in an aggregate amount exceeding at any time (A) $15,000,000 prior to May 15, 2015, and (B) $20,000,000 after May 15, 2015 and prior to the conversion or repayment in full of the IFC C Loan and the IFC D Loan, and (C) $30,000,000 in respect of all Liens thereafter, and provided further that to the extent that any existing Financial Debt secured by any Lien listed in paragraph (ii) above is refinanced or subject to any extension or renewal by the Borrower or, as applicable, any Co-Borrower, such Liens shall be included in the aggregate amounts indicated above for the purposes of determining whether any Lien in respect of such Financial Debt shall be a Permitted Lien; and

(iv)                              any Lien arising from any tax, assessment or other governmental charge or other Lien arising by operation of law, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as those proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material asset(s), title thereto or any interest therein, nor interfere in any material respect with the carrying on of the business or Operations of the Borrower, any of the Co-Borrowers or any of their respective Subsidiaries;

“Person” means any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Potential Event of Default” means any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

“PRC” means the People’s Republic of China excluding for the purpose hereof Hong Kong, Macau and Taiwan;

“Pro Rata Rule” has the meaning set forth in Section 7.01(q)(i) (Allocation Among Lenders);

“Project Documents” means:

(i)                                     the Charters, by-laws or equivalent documents of the Borrower and each Co- Borrower, as the case may be;

(ii)                                  the VIE Documents; and

(iii)                               any other agreements or documents mutually determined by all the parties hereto;

“Provisional Liquidation Appointment” means the appointment of the JPLs in relation to the provisional liquidation of the Borrower pursuant to an order of the Grand Court of the Cayman Islands dated 7 June 2013;

“Proviso” has the meaning set forth in Section 8.06(a) (Disclosure of Information);

“Ratable Portion” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender at such time and the denominator of which is the amount of the aggregate Commitments of all the Lenders hereunder;

“Rate of Exchange” has the meaning set forth in Section 8.10 (Judgment Currency);

“Reference Property” has the meaning set forth in Section 7.01(h) (Conversion);

“Registration Statement” means a registration statement including the prospectus and other documents filed with the SEC to effect registration under the Securities Act;

“Relevant Change” has the meaning set forth in Section 2.14 (Illegality of Participation);

“replacement debt” has the meaning given to that term in Section 7.01(b)(i)(B) (Conversion Procedure);

“Required Lenders” means, a Lender or Lenders whose Commitments aggregate more than fifty percent (50%) of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than fifty percent (50%) of the Total Commitments immediately prior to the reduction);

“Restricted Payment” means with respect to any Person, the (i) declaration or payment of a dividend, distribution or return of any equity capital to its stockholders, partners or members or authorization or making of any other distribution, payment or delivery of property (other than common stock of such Person) or cash to its stockholders, partners or members in their capacity as such, or (ii) redemption, retirement, purchase or other acquisition of, or permitting of any Subsidiary of such Person to redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of its capital stock outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock), or setting aside of any funds for any of the foregoing purposes, or (iii) making of any payment of any kind on or in respect of Financial Debt held by any Affiliate of such Person;

“Restructuring Agreement” means the agreement dated on or about the date of the Amendment and Restatement Agreement 2 between, among others, the Borrower, the Original Lenders and the JPLs;

“RMB” means the lawful currency of the PRC;

“RMB Beijing Ambow Financing” means the RMB8,000,000 financing provided by an RMB Funding Provider to Beijing Ambow on or about 29 April 2014;

“RMB Finance Documents” means the Guo Hong Finance Documents and the Henlan Jinlan Finance Documents;

“RMB Financings” means the Guo Hong Financing, the RMB Beijing Ambow Financing, the Henan Jinlan Financing, the RMB Pay-Off Financing 1 and the RMB Pay-Off Financing 2 and an

“RMB Financing” means any of them as the context requires;

“RMB Funding Cancellation Confirmation” means a confirmation from the relevant RMB Funding Providers substantially in the applicable form annexed to Schedule 4 hereto;

“RMB Funding Cancellation Certificate” means a certificate from the Lenders substantially in the form attached hereto as Schedule 4;

“RMB Funding Provider” means the relevant financier or financiers of the relevant RMB Financing or its or their successors, transferees or assignees as the context requires;

“RMB Outstanding Funding Amount” means the total aggregate par amount (including, without limitation, principal, interest and any other amount) outstanding under the RMB Financings as at the Effective Time and, to the extent that such amount increases post-Effective Time, shall include such increased amount;

“RMB Pay-Off Financing 1” means the RMB15,000,000 financing provided by an RMB Funding Provider to Ambow Shengying on or about 5 May 2014;

“RMB Pay-Off Financing 2” means the RMB2,242,771 financing provided by an RMB Funding Provider to Beijing Ambow on or about 12 May 2014;

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national securities exchange on which the ADSs are listed;

“SEC” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act;

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder;

“Security Documents” means the documents providing for the IFC Security consisting of: (i) Share Mortgages; (ii) New Share Mortgages and (iii) and any other document that may at any time be executed by any person creating, evidencing or perfecting any Lien to secure all or part of the Loans under or in connection with any IFC Financing Document; and each or any of them as the context may require;

“Share Capital” means of any Person, any and all shares, interests, participations or other equivalents (however designated) of share capital of such Person and all warrants or options to acquire such share capital;

“Share Mortgages” means the Existing Share Mortgages and the New Share Mortgages; and Share Mortgages means any two or more of them, as the context may require;

“Share Mortgage (Ambow College Management Limited)” means the mortgage over the entire issued Share Capital of Ambow College Management Limited executed by Ambow Education Management Ltd. and IFC on October 24, 2012;

“Share Mortgage (Ambow Education Management (Hong Kong) Limited)” means the mortgage over the entire issued Share Capital of Ambow Education Management (Hong Kong) Limited. executed by Ambow Education Co. Ltd. and IFC on October 24, 2012;

“Share Mortgage (Ambow Education (Hong Kong) Limited)” means the mortgage over the entire issued Share Capital of Ambow Education (Hong Kong) Limited executed by Ambow Education Ltd. and IFC on October 24, 2012;

“Share Mortgage (Ambow Education Co. Ltd.)” means the mortgage over the entire issued Share Capital of Ambow Education Co. Ltd. executed by the Borrower and IFC on October 24, 2012;

“Share Mortgage (Ambow Education Ltd.)” means the mortgage over the entire issued Share Capital of Ambow Education Ltd. executed by the Borrower and IFC on October 24, 2012;

“Share Mortgage (Ambow Education Management Ltd.)” means the mortgage over the entire issued Share Capital of Ambow Education Management Ltd. executed by the Borrower and IFC on October 24, 2012;

“Share Mortgage (Ambow Training Management Limited)” means the mortgage over the entire issued Share Capital of Ambow Training Management Limited executed by Ambow Education Management Ltd. and IFC on October 24, 2012;

“Spin-Off” has the meaning set forth in Section 7.01(e)(iii) (Conversion);

“Subsidiary” means

(i)                                     with respect to any Person, any Affiliate over 50% of whose capital is owned, directly or indirectly, by that Person; and

(ii)                                  in the case of the Borrower or the Co-Borrowers, an Affiliate directly or indirectly held through the VIE Arrangements;

“Taxes” means any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

“Total Commitments” means the aggregate of the Commitments;

“Trading Day” means any day (A) during which all of the following conditions are satisfied: (i) trading in the ADSs generally occurs; (ii) there is no ADS Market Disruption Event; and (iii) a Closing Sale Price for the ADSs is provided on the New York Stock Exchange or, if the ADSs are not then listed on the New York Stock Exchange, on the principal other U.S. national securities exchange on which the ADSs are then listed or (B) for so long as the active trading of ADS is suspended by the applicable exchange, any Business Day;

“Transaction Documents” means the IFC Financing Documents;

“Trigger Event” has the meaning set forth in Section 7.01(e)(iii) (Conversion);

“U.S.” or “United States” means the United States of America;

“VIE” means:

(i)                                     Beijing Ambow Shida Education Technology Co., Ltd., Ambow Sihua Education and Technology Co., Ltd., Shanghai Ambow Education Information Consulting Co., Ltd., Suzhou Wenjian Venture Investment Management Consulting Co Ltd. and all of their Subsidiaries; and

(ii)                                  any entities of which the Borrower or each of the Co-Borrowers or each of their respective Subsidiaries does not hold shares or share equivalents but exercise control through various contractual arrangements (each of them a “VIE” and together, the “VIEs” and any legal relationship or contractual arrangement created by or pursuant to documents relating to such legal relationship or contractual arrangement being the “VIE Arrangements”);

“VIE Arrangements” has the meaning given to that term in the definition of VIE; and

“VIE Documents” means the documents pursuant to which the VIE Arrangements are documented.

Section 1.02                             Financial Calculations.

All financial calculations to be made under, or for the purposes of, this Agreement and any other Transaction Document shall be made in accordance with the Accounting Standards and, except as otherwise required in this Agreement or to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly financial statements which the Borrower is obligated to furnish to the Lenders under Section 5.03 (Reporting Requirements).

(a)                                 Where quarterly financial statements from the last quarter of a Financial Year are used for the purpose of making certain financial calculations then, at the Lenders’ option, those calculations may instead be made from the audited financial statements for such Financial Year.

(b)                                 If a financial calculation is to be made under or for the purposes of this Agreement or any other Transaction Document on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of the Borrower plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Borrower.

Section 1.03                             Interpretation.

In this Agreement, unless the context otherwise requires:

(a)                                 headings are for convenience only and do not affect the interpretation of this Agreement;

(b)                                 words importing the singular include the plural and vice versa;

(c)                                  a reference to an Annex, Article, party, Schedule or Section is a reference to that Article, clause, Clause, paragraph, Paragraph or Section of, or that Article, Annex, clause, Clause, paragraph, Paragraph, party or Schedule to, this Agreement;

(d)                                 a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

(e)                                  a reference to a party to any document includes that party’s successors and permitted assigns; and

(f)                                   the words “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

Section 1.04                             Business Day Adjustment.

(a)                                 Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                 During any extension of the due date for payment of any principal or unpaid sum under this Agreement interest is payable on the principal or unpaid sum at the rate payable on the original due date.

ARTICLE II
The Loans

Section 2.01                             The Loans.

Subject to the provisions of this Agreement, the Original Lender agrees to lend, and the Borrower and each of the Co-Borrowers agrees to borrow:

(a)                                 the IFC C Loan consisting of a principal amount of $17,000,000; and

(b)                                 the IFC D Loan consisting of a principal amount of $13,981,456.

For the avoidance of doubt, it is acknowledged by the parties to this Agreement that the IFC C Loan has been utilized in full by the Borrower prior to the Effective Time and there is no obligation on the Lenders of the IFC C Loan to advance new monies.

Section 2.02                             Disbursement Procedure.

Subject to Section 2.03(d) (Interest), the Lenders shall disburse their Ratable Portions of the IFC D Loan at the Effective Time notwithstanding the existence or continuance of any Potential Event of Default or Event of Default at that time. Simultaneously with the Effective Time, the Lenders irrevocably and unconditionally waive all existing and continuing Events of Default.

Section 2.03                             Interest.

Subject to the provisions of Section 2.04 (Default Rate Interest), the Borrower and the Co-Borrowers shall pay interest on the Loans in accordance with this Section 2.03:

(a)                                 During each Interest Period, the Loans (or with respect to the first Interest Period for each Disbursement, the amount of that Disbursement) shall bear interest at the Interest Rate for that Interest Period.

(b)                                 Interest on the Loans shall accrue from day to day, be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and shall, on the last day of each Interest Period, be automatically capitalised and shall be added to the outstanding principal amount of the relevant Loan. Any such accrued interest shall, after being so capitalised, be treated as part of the principal amount of that Loan, shall bear interest in accordance with this Section 2.03 and shall be payable in accordance with the repayment or prepayment provisions of this Agreement.

(c)                                  Notwithstanding any other term of the IFC Financing Documents, to the extent that any of the Convertible Loans are converted pursuant to this Agreement, any interest (whether capitalized or not, and, to the extent capitalized forming part of a Loan) accrued under this Agreement on and from the Effective Time in respect of the relevant Convertible Portion will simultaneously with the conversion of that Convertible Portion be irrevocably waived and foregone by the Lender.

(d)                                 Any accrued but unpaid interest on the IFC C Loan up to and including the First Exchange (as defined in the Restructuring Agreement) shall be deemed on and from the Effective Time as repaid on a cashless basis by an equivalent amount of the proceeds of the IFC D Loan that would otherwise have been advanced on the Effective Date pursuant to this Agreement. The Lenders of the IFC C Loan agree to irrevocably waive and forego any accrued but unpaid interest on the IFC C Loan accrued on and from the day after First Exchange (as defined in the Restructuring Agreement) up to and including the Effective Time.

Section 2.04                             Default Rate Interest.

(a)                                 Without limiting the remedies available to the Lender under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Borrower and each Co-Borrower fails to make any payment of principal or interest (including interest payable pursuant to this Section) when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrower and each Co-Borrower shall pay interest on the amount of that payment due and unpaid at the rate which shall be 2% per annum above the Interest Rate.

(b)                                 Interest at the rate referred to in Section 2.04(a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and (b) shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

Section 2.05                             Repayment.

(a)                                 Subject to Section 1.04 (Business Day Adjustment), the Borrower and each Co-Borrower shall repay the IFC C Loan and IFC D Loan on the Maturity Date to the Lenders in accordance with their respective Ratable Portions of such Loans.

(b)                                 Any principal amount of the Loans repaid under this Agreement may not be re-borrowed.

Section 2.06                             Prepayment.

Neither the IFC C Loan nor the IFC D Loan may be prepaid.

Section 2.07                             Currency and Place of Payment.

(a)                                 The Borrower and each Co-Borrower shall make all payments of principal, interest, fees, and any other amount due to the Lenders under this Agreement in the Loan Currency, in same day funds, to the account of the applicable Lender at such bank or account as such Lender from time to time designates, provided that it must make any designation at least 5 Business Days prior to the date of the relevant payment.

(b)                                 The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than the Loan Currency shall not novate, discharge or satisfy the obligation of the Borrower and each Co-Borrower to pay in the Loan Currency all amounts payable under this Agreement except to the extent that (and as of the date when)

the applicable Lender actually receives funds in the Loan Currency in the account specified in, or pursuant to, Section 2.07(a).

(c)                                  The Borrower and each Co-Borrower shall indemnify the Lenders against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than the Loan Currency or any place other than the account specified in, or pursuant to, Section 2.07(a). The Borrower and each Co-Borrower shall, as a separate obligation, pay such additional amount as is necessary to enable the Lenders to receive, after conversion to the Loan Currency at a market rate and transfer to that account, the full amount due to the Lenders under this Agreement in the Loan Currency and in the account specified in, or pursuant to, Section 2.07(a).

(d)                                 Notwithstanding the provisions of Section 2.07(a) and Section 2.07(b), the Lender may require the Borrower and each Co-Borrower to pay (or reimburse the Lender) for any Taxes, fees, costs, expenses and other amounts payable under Section 2.12(a) (Taxes) and Section 2.13 (Expenses) in the currency in which they are payable, if other than the Loan Currency.

Section 2.08                             Allocation of Partial Payments.

If at any time any Lender receives less than the full amount then due and payable to it under this Agreement, such Lender may allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as such Lender in its sole discretion determines, notwithstanding any instruction that the Borrower and each Co-Borrower may give to the contrary.

Section 2.09                             Increased Costs.

On each Interest Payment Date, the Borrower and each Co-Borrower shall pay, in addition to interest, the amount which any Lender from time to time notifies to the Borrower and each Co-Borrower in an Increased Costs Certificate as being the aggregate Increased Costs of such Lender and each Participant accrued and unpaid prior to that Interest Payment Date.

Section 2.10                             Unwinding Costs.

(a)                                 If any Lender or any Participant incurs any cost, expense or loss as a result of any Borrower:

(i)                                     failing to prepay in accordance with a notice of prepayment;

(ii)                                  prepaying all or any portion of the Loans on a date other than an Interest Payment Date; or

(iii)                               after acceleration of any Loan, paying all or a portion of the relevant Loan on a date other than an Interest Payment Date;

then the Borrower and each Co-Borrower shall immediately pay to such Lender the amount that such Lender from time to time notifies to the Borrower and each Co-Borrower as being the amount of those costs, expenses and losses incurred.

(b)                                 For the purposes of this Section, “costs, expenses or losses” include any premium, penalty or expense incurred to liquidate or obtain third party deposits, borrowings, hedges or swaps in order to make, maintain, fund or hedge all or any part of any Disbursement or prepayment of the Loans, or any payment of all or part of the Loans upon acceleration.

Section 2.11                             Cancellation by the Borrower.

Neither the IFC C Loan nor the IFC D Loan may be cancelled by the Borrower.

Section 2.12                             Taxes.

(a)                                 The Borrower and Co-Borrowers shall pay or cause to be paid all Taxes (other than taxes, if any, payable on the overall income of any Lender) on or in connection with the payment of any and all amounts due under the IFC Financing Documents that are now or in the future levied or imposed by any Authority of the Country or any jurisdiction through or out of which a payment is made.

(b)                                 All payments of principal, interest, fees and other amounts due under the IFC Financing Documents shall be made without deduction for or on account of any Taxes.

(c)                                  If the Borrower or any Co-Borrower is prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the principal or (as the case may be) interest, fees or other amounts due under the IFC Financing Documents shall be increased to such amount as may be necessary so that each Lender receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Borrower and Co-Borrowers under this sub-section) had those payments been made without that deduction.

(d)                                 If Section 2.12(c) applies and any Lender so requests, the Borrower and Co-Borrowers shall deliver to such Lender official tax receipts evidencing payment (or certified copies of them) within 30 days of the date of that request.

(e)                                  Section 2.12(a) and Section 2.12(b) do not apply to Taxes which directly result from a Participant (or, as the case may be, a participant with a comparable participation in the Loans having its principal office in the Country or having or maintaining a permanent office or establishment in the Country, if and to the extent that such permanent office or establishment acquires the relevant Participation (or a comparable participation in the Loans).

Section 2.13                             Expenses.

The Borrower and Co-Borrowers shall pay to the Lender or as the Lender may direct:

(a)                                 the fees and expenses of the Lenders’ counsel in the U.S., Hong Kong and the Cayman Islands incurred in connection with:

(i)                                     the administration by the Lender of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or consents or waiver under, any of the Transaction Documents;

(ii)                                  the registration (where appropriate) and the delivery of the evidences of indebtedness relating to any Loan and its disbursement;

(iii)                               the occurrence of any Event of Default or Potential Event of Default;

(iv)                              the release of the IFC Security following repayment in full of the Loans; and

(v)                                 the protection of the Lenders’ interest under the IFC Financing Documents; and

(b)                                 the costs and expenses incurred by the Lender to enforce or protect their rights under any Transaction Document, or in exercising their rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants’ fees on a full indemnity basis, provided that, for the avoidance of doubt, any amounts (including all Taxes (including stamp taxes), duties, fees or other charges) paid by any party hereto under or in connection with the Amendment and Restatement Agreement 2 and/or the Restructuring Agreement will be for their own account.

Section 2.14                             Illegality of Participation.

If, after the date of the disbursement of the IFC D Loan, any change made in any applicable law or regulation or official directive (or its interpretation or application by any Authority charged with its administration) (the “Relevant Change”) makes it unlawful for any Participant to continue to maintain or to fund its Participation:

(a)                                 the Borrower and Co-Borrowers shall, upon request by any Lender (but subject to any applicable Authorization having been obtained), prepay in full that part of the Loans that such Lender advises corresponds to that Participation;

(b)                                 concurrently with the prepayment of the part of the Loans corresponding to the Participation affected by the Relevant Change, the Borrower and Co-Borrowers shall pay all accrued interest, Increased Costs (if any) on that part of the Loans (and, if that prepayment is not made on an Interest Payment Date, any amount payable in respect of the prepayment under Section 2.10 (Unwinding Costs));

(c)                                  the Borrower and Co-Borrowers agree to take all reasonable steps to obtain, as quickly as possible after receipt of any Lender’s request for prepayment, the Authorization referred to in Section 2.14(a) if any such Authorization is then required; and

(d)                                 the Borrower and Co-Borrowers shall have no further right to disbursement of the undisbursed portion of the Loans corresponding to that Participation after it has received a Lender’s request for prepayment under this Section.

Section 2.15                             Sharing of Payments.

(a)                                 Except as otherwise expressly permitted in any IFC Financing Document, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, the enforcement of any IFC Security or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 2.10 (Unwinding Costs)) or Section 8.07 (Indemnification; No Consequential Damages) (other than payments pursuant to Section 2.09 (Increased Costs) and/or Section 2.12 (Taxes)) in excess of its Ratable Portion of all payments obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(b)                                 If any Lender shall, after the sharing of payments as set forth in Section 2.15(a) above, hold payments in excess of its Loans, such Lender shall pay such amounts to the other

Lenders as are entitled thereto and in proportion to their respective applicable Ratable Portions.

(c)                                  If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

(d)                                 The Borrower and the Co-Borrowers agree that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower and the Co-Borrowers in the amount of such participation.

ARTICLE III
Representations and Warranties

Section 3.01                             Representations and Warranties.

Each Obligor represents and warrants that on (x) the Effective Date and (y) any Conversion Date:

(a)                                 Organization and Authority.

Each of the Obligors and each of their Material Subsidiaries is a company duly incorporated and validly existing under the laws of the jurisdiction of its organization and has the corporate power and has obtained all required Authorizations to own its assets, conduct and operate its business as presently conducted and operated and to enter into, and comply with its obligations under, the Transaction Documents to which it is a party or will, in the case of any Transaction Document not executed as at the Effective Date, when that Transaction Document is executed, have the corporate power to enter into, and comply with its obligations under, that Transaction Document;

(b)                                 Validity.

Each Transaction Document to which any Obligor is a party has been, or will be, duly authorized and executed by such Obligor and constitutes, or will, when executed constitute, a valid and legally binding obligation of such Obligor, enforceable in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, the Lenders’ rights and remedies or by other equitable principles of general application, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification provisions may be limited by applicable law;

(c)                                  No Conflict.

Neither the making of any Transaction Document to which an Obligor nor any of the relevant Material Subsidiaries is a party nor (when all the Authorizations referred to in Section 4.01 (Conditions of the Disbursement) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which such Person is a party or by which it is bound, or violate any of the terms or provisions of such Person’s Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to such Person;

(d)                                 Status of Authorizations.

Each Borrower, Co-Borrower and any of their Material Subsidiaries has all necessary licenses, Authorizations, consents and approvals and has made all necessary filings required under any applicable law, regulation or rule, and has obtained all necessary licenses, Authorizations, consents and approvals from other Persons, in order to conduct its respective businesses, carry out the Transaction, to create the Lien expressed to be created by the Security Documents to which it is or will be a party and comply with its respective obligations under this Agreement and the other Transaction Documents (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business); no Obligor is in violation of, or in default under, or has received written notice of any proceedings relating to revocation or modification of, any such license, Authorization, consent or approval or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to any Obligor, except where such violation, default, revocation or modification could not, individually or in the aggregate, have a Material Adverse Effect;

(e)                                  No Amendment to Charters.

Subject to Section 5.02(l) (Fundamental Changes) and Section 5.02(n) (Project Documents), none of the Charters of the Borrower, the Co-Borrowers or the Material Subsidiaries has been amended since the the Amendment and Restatement Date save as may be disclosed by the Obligors and their Subsidiaries from time to time;

(f)                                   No Immunity.

None of the Obligors nor any of their Material Subsidiaries nor any of their respective properties enjoys any right of immunity from set-off, suit or execution with respect to its assets or its obligations under any Transaction Document;

(g)                                  Use of Proceeds.

The proceeds of the IFC D Loan shall be utilized solely as follows:

(i)                                     towards the deemed payment of any accrued but unpaid interest on the IFC C Loan in accordance with Section 2.03(d) (Interest);

(ii)                                  to the extent that such remuneration, disbursements and/or expenses are not settled for or on behalf of the Borrower by another member of the Group, towards the payment of remuneration, disbursements and expenses owed by members of the Group to Walkers, Kirkland & Ellis, Fangda Partners, Tanner de Witt Solicitors, Shearman & Sterling LLP, Fenwick & West LLP, DLA Piper LLP and other third-party advisors engaged by the JPLs, for services rendered in connection with various law suits, the Provisional Liquidation Appointment and related provisional liquidation and process and the related investigation of the Group;

(iii)                               towards the payment of loans obtained from Baring Private Equity Asia Limited, Campus Holdings Limited and Ambow Shengying for the purposes of completing the investigation and audits in connection with the Group;

(iv)                              towards the payment of remuneration charged and expenses incurred by the JPLs;

(v)                                 towards funding the completion of the audit of the 2012 and 2013 accounts of the Borrower by Marcum Bernstein & Pinchuk LLP, and the adjusted audit of the 2011 accounts of the Borrower by PricewaterhouseCoopers LLP (and/or its affiliates) if necessary;

(vi)                              towards funding the formulation of a corporate governance plan for the Group by KPMG, which plan will address the findings of the DLA Piper investigation of the Borrower as well as the adoption by, and ongoing adherence to and monitoring of, the plan by all the Group entities;

(vii)                           completing requisite NYSE/SEC filings; and

(viii)                        the remainder of the IFC D Loan proceeds may be applied as working capital for the ongoing operations of the Group, to pay for legal proceedings in the Cayman Islands associated with ceasing the Borrower’s provisional liquidation and dismissing the JPLs, and other purposes agreed by the Required Lenders, in order to safeguard the Group’s short- and medium-term financial needs; and

(h)                                 Foreign Private Issuer.

The Borrower is a “foreign private issuer” within the meaning of Rule 405 under the Securities Act.

ARTICLE IV
Conditions of Disbursement

Section 4.01                             Conditions of the Disbursement.

The obligation of the Lenders to make the Disbursement is subject to the fulfilment prior to or concurrently with the making of the Disbursement of the the provision by each Obligor to the Lender of copies of the conditions precedent listed in Schedule 3.

Section 4.02                             Conditions for the Lenders Benefit.

The conditions in Section 4.01 (Conditions of the Disbursement) are for the benefit of the Lenders and may be waived only by all of the Lenders in their sole discretion.

ARTICLE V
Particular Covenants

Section 5.01                             Affirmative Covenants.

Unless the Required Lenders otherwise agree in writing, each Obligor shall and shall cause their respective Subsidiaries to:

(a)                                 Corporate Existence; Conduct of Business.

Do all things necessary to maintain its existence and keep in full force and effect its material rights, franchises, licenses, permits, copyrights, trademarks and patents, comply with its charter, conduct its Operations with due diligence and efficiency and in accordance with sound industry, financial and business practices;

(b)                                 Use of Proceeds; Compliance with Law.

Apply the proceeds of the Loans exclusively as set forth in Section 3.01(g) (Use of Proceeds), comply in all material respects with all applicable law, statutes, regulations and orders of, and all applicable restrictions imposed by, all Authorities in respect of its Operations and the ownership of its property (including applicable law, statutes, regulations, orders and restrictions relating to environmental standards and controls);

(c)                                  Accounting and Financial Management.

On and from the completion of the Corporate Governance Plan (as defined in the Restructuring Agreement) contemplated under the Restructuring Agreement, maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of the Borrower, each Co-Borrower and their respective Subsidiaries and the results of their respective operations in conformity with the Accounting Standards;

(d)                                 Taxes.

Pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it; provided that none of the Borrower or Co-Borrowers nor any of their respective Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with the Accounting Standards;

(e)                                  Auditors.

Maintain at all times a firm of internationally recognized independent public accountants reasonably acceptable to the Lenders as auditors of the Obligors and their respective Subsidiaries (such acceptance not to be unreasonably withheld or delayed) provided that Marcum Bernstein & Pinchuk LLP shall at all times be acceptable to the Lenders;

(f)                                   Access.

Following and during the continuance of an Event of Default, upon any Lender’s request and with reasonable prior notice to the Obligors, permit representatives of such Lender, during normal office hours, to:

(i)                                     visit any of the sites and premises where the business of the Borrower, the Co-Borrowers or any of their respective Subsidiaries is conducted;

(ii)                                  inspect any sites, facilities, plants and equipment of the Borrower, the Co-Borrowers and any of their respective Subsidiaries;

(iii)                               have access to the books of account and all records of the Borrower, the Co-Borrowers and any of their respective Subsidiaries; and

(iv)                              have access to those employees, agents, contractors and subcontractors of the Borrower, the Co-Borrowers and any of their respective Subsidiaries who have or may have knowledge of matters with respect to which such Lender seeks information;

provided that no such access or inspection rights provided to the Lenders shall be permitted with respect to any non-public price sensitive information;

(g)                                  Authorizations.

(i) obtain and maintain in force (and where appropriate, renew in a timely manner) all material Authorizations which are necessary for the carrying out of the business and Operations of each the Obligors and their respective Subsidiaries generally and the compliance by the Obligors and their respective Subsidiaries with all their respective obligations under the Transaction Documents; and (ii) comply with all the material conditions and restrictions contained in, or imposed on any

Obligor or any of its respective Subsidiaries by, those Authorizations, in each case where a failure to obtain, maintain and/or comply would reasonably be expected to have a Material Adverse Effect;

(h)                                 Ownership.

(i)                                     The Borrower shall undertake to maintain, directly or indirectly, (A) 100% of the issued Share Capital, clear of any Liens, in each of the Co-Borrowers and (B) 5% of the issued Share Capital, clear of any Liens in Wenjian Gongying;

(ii)                                  Each of the Co-Borrowers shall undertake to maintain, directly or indirectly, (A) 100% of the issued Share Capital, clear of all Liens, in Beijing Ambow, (B) 100% of the issued Share Capital, clear of all Liens, in Ambow Dalian, (C) 94.3% of the issued Share Capital, clear of any Liens in Wenjian Gongying, (D) 100% of the issued Share Capital, clear of all Liens, in Ambow Shengying and (E) 87.23% of the issued Share Capital, clear of all Liens, in Ambow Yuhua;

(iii)                               The Borrower and each of the Co-Borrowers shall procureSuzhou Wenjian to maintain, directly or indirectly, 0.7% of the issued Share Capital, clear of all Liens in Wenjian Gongying; and

(iv)                              Ambow Education Management Ltd. shall undertake to maintain, directly or indirectly, (A) 100% of the issued Share Capital, clear of all Liens, in Ambow Training Management Limited and (B) 100% of the issued Share Capital, clear of all Liens, in Ambow College Management Limited;

(i)                                     Security; Further Assurances.

In the case of the Share Mortgages, from time to time after the Effective Date, and, in the case of the New Share Mortgages, on and from the date of the entry of the relevant New Share Mortgage, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by the Lenders for perfecting or maintaining in full force and effect the IFC Security or for re-registering the IFC Security or otherwise and, if necessary, create and perfect additional security on substantially equivalent terms to the existing IFC Security, to enable the Obligors and, if applicable, their respective Subsidiaries to comply with their respective obligations under the IFC Financing Documents;

(j)                                    Insurance.

With respect to the Obligors and their respective Subsidiaries, maintain insurance coverages on and in relation to their respective business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business;

(k)                                 Pension Plans.

Comply in all material respects with all requirements relating to pension or employee benefit plans;

(l)                                     New Share Issuance.

To the extent permitted by applicable laws and regulations (and not otherwise limited by any competent Authority), give the Lenders notice of any board resolution or other Authorization approving the issuance of any new Ordinary Share as soon as possible after to adoption thereof (and in any event no less than 15 days prior to the convening, If required, of any relevant shareholders meeting to consider the new Ordinary Share issue);

(m)                             Change of Control Notification.

Except with respect to sub-paragraph (iii) in the definition of “Change of Control”, notify the Lenders, at least 30 days prior to the occurrence of a Change of Control event and provide the Lenders with all relevant documentation relating to such Change of Control event, at least 15 days prior to the occurrence of such event;

(n)                                 Business.

All future businesses of the Group in the PRC or Operations shall be conducted exclusively by the Co-Borrowers and/or their respective Subsidiaries;

(o)                                 Annual General Meetings.

To use its best endeavours to procure that the shareholders’ resolutions passed in each of its general meetings of shareholders shall (i) to the extent permitted by laws or regulations or the competent Authorities, increase or, as the case may be, maintain the Share Capital of the Borrower such that at least a sufficient amount of the Share Capital of the Borrower shall always be reserved for the purpose of a conversion of the Convertible Loans into Class A Ordinary Shares and (ii) not approve any amendments to the Charter of the Borrower that might have any material and adverse impact on the terms and conditions of this Agreement and any other IFC Financing Documents;

(p)                                 [Reserved].

(q)                                 Corporate Governance.

Shall take or cause the taking of all material actions set out in the Corporate Governance Plan (under and as defined in the Restructuring Agreement);

(r)                                    New Share Mortgages.

Shall, as the case may be, enter or cause to be entered into within 60 days of the Effective Date, the New Share Mortgages. The parties to this Agreement agree to negotiate the form and substance of the New Share Mortgages in good faith and acting reasonably and using the equivalent Share Mortgages as a base template;

(s)                                   Deeds of Confirmation. Shall, as the case may be, enter or cause to be entered into within 5 Business Days of the Effective Date, the Deeds of Confirmation; and

(t)                                    Appointment of Process Agent.

Each Obligor shall deliver to the Lenders evidence of appointment of an agent for service of process pursuant to and in accordance with the timescale in Section 8.05 (Applicable Law and Jurisdiction).

(u)                                 True Up. The Lenders shall promptly do all things and execute all documentation reasonably required to effect any amendments to the IFC Financing Documents determined by the Company to be necessary or desirable as a consequence of the Convertible Loans Increasing following the Effective Time or the operation of clause 7.4 of the Restructuring Agreement, including, in the case of the Original Lender, to reflect the further advance of monies under this Agreement including, if necessary, amendments to the Conversion Ratio and the proportionate conversion and cancellation of any increase in the Convertible Loans following the Effective Date, it being understood by all parties hereto that in any such instance neither Baring

Private Equity Asia V Holding (4) Limited nor SummitView Investment Fund I, L.P. shall be liable to increase any of their respective Commitment, nor provide any additional amount of  Loans as a result thereof. To reflect the foregoing, the Lenders hereby agree that the total number of Class A Ordinary Shares held by all Lenders as a result of the conversions made pursuant to and in accordance with the Loan Agreement shall be redistributed among the Lenders (in accordance with Section 7.01(q) (Allocation Among Lenders)) as if each Lender had received its proportion of that total amount of Class A Ordinary Shares giving due effect to any changes made in accordance with the foregoing sentence. The Original Lender agrees that at any time that the Original Lender advances any additional funding under this Agreement in connection with the operation of clause 7.4 of the Restructuring Agreement and/or this Section 5.01(u) (True Up), it will (assuming that the relevant Charter of the Borrower has been amended to increase the authorized but unissued Class A Ordinary Shares to the relevant amount) immediately deliver a Conversion Notice to the Borrower reflecting a Convertible Portion in the amount of such additional funding in order to effect the conversion thereof into Class A Ordinary Shares pursuant to this Article VII (Conversion).

Section 5.02                             Negative Covenants.

Unless the Required Lenders otherwise agree in writing, the Obligors shall not and shall cause each of their respective Subsidiaries not to:

(a)                                 Restricted Payments.

Declare or pay any Restricted Payment, except for any of the following:

(i)                                     any Subsidiary of any Obligor may declare and pay cash Restricted Payments to that Obligor or to any wholly-owned Subsidiary of that Obligor;

(ii)                                  any partially-owned Subsidiary of an Obligor may declare and pay cash Restricted Payments to its stockholders, provided that the relevant Obligor must receive at least their proportionate share of any cash Restricted Payments paid by such Subsidiary;

(iii)                               the Obligors or any of their respective Subsidiaries may declare and pay cash dividends required to be paid under applicable law; and

(iv)                              the Borrower may declare and pay cash Restricted Payments if, at the time of and after giving effect to such Restricted Payment (x) no Potential Event of Default or Event of Default shall occur or be continuing or would result therefrom, (y) the Borrower has received consent from the Required Lenders and (z) such cash Restricted Payment is made out of retained earnings;

(b)                                 Permitted Financial Debt.

Incur, assume or permit to exist any Financial Debt except for any of the following:

(i)                                     Financial Debt incurred, assumed or outstanding at or before the Effective Date and/or under and pursuant to the RMB Financings;

(ii)                                  intercompany Financial Debt between or among the Borrower, the Co-Borrowers and any of their respective Subsidiaries and the VIEs; provided, however, that if the Borrower and Co-Borrowers are the obligors on such Financial Debt, such Financial Debt:

(A)                               must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Loans in payment and liquidation on terms acceptable to the Lenders;

(B)                               must be pledged or assigned to the Lenders as part of the IFC Security; and

(C)                               shall be subject to other limitations and requirements as requested by the Lenders and agreed to by the Borrower,

in each case on terms and pursuant to documentation satisfactory to the Required Lenders;

(iii)                               Financial Debt of the Obligors and their respective Subsidiaries if the Borrower has received consent from the Required Lenders to incur such Financial Debt; and

(iv)                              Financial Debt pursuant to a $5,000,000 loan agreement between the Borrower and the Original Lender dated on or about the Effective Date;

(c)                                  Leases.

Enter into any agreement or arrangement to lease any property or equipment of any kind (other than Financial Leases), except (i) with respect to which the aggregate lease payments on a Consolidated Basis among the Obligors and their respective Subsidiaries in a Financial Year do not exceed the equivalent of $25,000,000 and (ii) any agreement or arrangement in place as at the Effective Date;

(d)                                 Derivative Transactions.

Enter into any Derivative Transaction or assume the obligations of any party to any Derivative Transaction except for any such Derivative Transaction in place as at the Effective Date;

(e)                                  Guarantees and Other Obligations.

Enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person, except for any wholly-owned Subsidiary and except for any such agreement or arrangement in place as at the Effective Date;

(f)                                   Permitted Liens.

Create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Borrower, any Co-Borrower or any of their respective Subsidiaries, except for any Permitted Liens;

(g)                                  Arm’s Length Transactions.

Enter into any transaction with an Affiliate except in the ordinary course of business and on the basis of arm’s length arrangements save that any transaction with any Person which involves, is connected to or relates to an amendment and/or waiver of any Transaction Document shall be undertaken in the ordinary course of business and on the basis of arm’s length arrangements;

(h)                                 Purchasing or Sales Agency.

Establish any sole and exclusive purchasing or sales agency for a material portion of its purchases or sales other than in the ordinary course of business and on the basis of arm’s length arrangements;

(i)                                     Profit Sharing Arrangements.

Save for any joint venture partnership agreements existing at or before the Effective Date and other than in the ordinary course of business and on the basis of an arm’s length arrangement, enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the income or profits of the Obligors or any of their respective Subsidiaries are, or might be, shared with any other Person;

(j)                                    Management Contracts.

Enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person other than in the ordinary course of business and on an arm’s length basis;

(k)                                 Permitted Investments.

Make or permit to exist loans or advances to, or deposits (except commercial bank deposits in the ordinary course of business) with, other Persons or acquire stock or other securities or make contributions to or investments in any Person or enterprise (each of the foregoing are “Investment” and, collectively, “Investments”) other than any of the following:

(i)                                     intercompany Financial Debt extended to any Subsidiary of the Borrower or to any VIE to the extent permitted under the IFC Financing Documents;

(ii)                                  accounts receivable held by the Borrower, the Co-Borrowers, and any of their respective Subsidiaries created in the ordinary course of business and payable in accordance with customary trade terms;

(iii)                               investments of the Borrower, the Co-Borrowers and their respective Subsidiaries existing at or before the Effective Date;

(iv)                              cash or cash equivalents;

(v)                                 investments acquired in connection with the bankruptcy of suppliers and customers and in the good faith settlement of delinquent obligations in the ordinary course of business;

(vi)                              to officers and employees in the ordinary course of business for moving, relocation, travel and similar expenditures;

(vii)                           Derivative Transactions only to the extent otherwise permitted under the IFC Financing Documents;

(viii)                        non-cash consideration acquired in connection with any asset sale to the extent permitted under Section 5.02(s)(q) (Asset Sales) below;

(ix)                              prepayment of expenses to suppliers in the ordinary course of business;

(x)                                 the Borrower, the Co-Borrowers and any of their respective Subsidiaries may make capital contributions to any Subsidiary of the Borrower, provided that no Event of Default or Potential Event of Default has occurred and is continuing, any security interest granted to the Lenders in any assets shall be maintained, and such Subsidiary remains a Subsidiary; and

(xi)                              Permitted Acquisitions so long as:

(A)                               no Event of Default or Potential Event of Default shall have occurred at the time of, or after giving effect to, such Permitted Acquisition;

(B)                               the Borrower has received consent from the Required Lenders;

(C)                               all representations and warranties contained in the IFC Financing Documents are true and correct; and

(D)                               the Borrower shall have given 10 days’ prior written notice of such Permitted Acquisition, together with a certificate from its chief financial officer containing the relevant calculations and certifying compliance with the foregoing;

(l)                                     Fundamental Changes.

Change: (i) (other than as required by the IFC Financing Documents) its Charter in any manner which would be inconsistent with the provisions of any Transaction Document; or (ii) change its Financial Year;

(m)                             Amendments, Waivers, Etc. of Transaction Documents.

Terminate, amend or grant any waiver (or permit the termination, amendment or waiver) with respect to any provision of any Transaction Document;

(n)                                 Project Documents.

Amend or grant any waiver with respect to any Project Documents, in any manner where such amendment or waiver would be materially adverse to the interests of the Finance Parties;

(o)                                 Engage in Business.

Engage directly or indirectly in any business other than the business engaged in by the Obligors and their respective Subsidiaries as of the Effective Date or any other business related to the education and/or training industry including, without limitation, the provision of goods and services or software in connection with the education and/or training industry;

(p)                                 Winding Up, Liquidation, Merger or Consolidation.

Wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture or transaction of merger or consolidation, except that any Subsidiary of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, the Borrower or any wholly-owned Subsidiary of the Borrower, so long as:

(i)                                     the Borrower or that wholly-owned Subsidiary is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation; and

(ii)                                  any security interests granted to the Lenders pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(q)                                 Asset Sales.

Sell, transfer, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory in the ordinary course of business), whether in a single transaction or in a series of transactions, related or otherwise, except for any of the following:

(i)                                     the Obligors and each of their respective Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property in the ordinary course of business;

(ii)                                  the Obligors and each of their respective Subsidiaries may sell assets (other than the capital stock or other equity interests of any Subsidiary if, after giving effect to such sale, the entity would no longer be a Subsidiary), so long as: (A) no Event of Default or Potential Event of Default then exists or would result therefrom; (B) such sale is non-essential to operations of their respective education business and the fair market value does not exceed $10,000,000 or its equivalent in any Financial Year and (C) such assets are not subject to any IFC Security; and

(iii)                               the Obligors and their respective Subsidiaries may convey, sell or otherwise transfer all or any part of its business, properties and assets to any other Obligor or to any wholly-owned Subsidiary of the Borrower, so long as any security interests granted to the Lenders pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken;

(r)                                    Asset Purchases. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except for any:

(i)                                     purchases where the Borrower has received consent from the Required Lenders to such purchase or acquisition;(ii) Investments may be made to the extent permitted by Section 5.02(k) (Permitted Investments); and

(ii)                                  Permitted Acquisitions so long as:

(A)                               no Event of Default or Potential Event of Default shall have occurred at the time of, or after giving effect to, such Permitted Acquisition;

(B)                               where the Borrower has received consent from the Required Lenders to such Permitted Acquisition;

(C)                               all representations and warranties contained in the IFC Financing Documents are true and correct in all material respects; and

(D)                               the Borrower shall have given 10 days’ prior written notice of such Permitted Acquisition, together with a certificate from its chief financial officer certifying compliance with the foregoing;

(s)                                   Sale-Leaseback Transactions.

Enter into any sale-leaseback transaction other than any sale-leaseback transactions existing on the Effective Date;

(t)                                    Distributions from Subsidiaries.

Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of an Obligor to pay dividends or make any Restricted Payment or other transfers to an Obligor;

(u)                                 Retention of Control.

At any time and for any reason fail to own, directly or indirectly, at least 100% of both the economic and voting interests in Beijing Ambow and at least 87.23% of both the economic and voting interests in Ambow Yuhua. Notwithstanding any other provision of this Agreement, the Borrower shall not create or permit the existence of any Lien over the issued Share Capital of Beijing Ambow and Ambow Yuhua; and

(v)                                 Arrangements with VIE.

Save for Beijing Ambow, Ambow Yuhua or any Subsidiary which is wholly owned or any form of arrangements, agreements or transactions with the VIEs or any of their Subsidiaries existing on the Effective Date, directly or indirectly, by both the Borrower and any of the Co-Borrowers, enter into any form of arrangements, agreements or transactions with the VIEs or any of their Subsidiaries whereby the income, revenue or profits of the VIEs or any of their Subsidiaries are, or might be, shared with any Person.

Section 5.03                             Reporting Requirements.

Unless the Required Lenders otherwise agree, the Borrower shall:

(a)                                 Quarterly Financial Statements and Reports.

As soon as available but in any event within 90 days after the end of each quarter of each Financial Year, deliver to the Lenders 2 copies of the Borrower’s complete financial statements (including consolidating financial statements if any Lender shall so request) for such quarter prepared, on a Consolidated Basis, in accordance with the Accounting Standards and on a basis consistent with the Borrower’s audited financial statements, in each case, certified by the Borrower’s chief financial officer;

(b)                                 Annual Financial Statements and Reports.

As soon as available but in any event within 120 days after the end of each Financial Year, deliver to the Lenders:

(i)                                     2 copies of its complete and audited financial statements (including consolidating financial statements if any Lender shall so request) for that Financial Year which are in agreement with its books of account and prepared, on a Consolidated Basis, in accordance with the Accounting Standards, together with an unqualified audit report on them from the Auditors, all in form satisfactory to the Lenders;

(ii)                                  an annual operations review (in a pre-agreed form (the Lenders acting reasonably and without undue delay in agreeing that form)), and including any factors that could reasonably be expected to have a Material Adverse Effect, provided that such annual operations review shall not be required to contain any non-public information;

(iii)                               a certification from the Borrower’s chief financial officer that all transactions by the Borrower, the Co-Borrowers or any of their respective Subsidiaries with Affiliates were in compliance with Section 5.02(g) (Arm’s Length Transactions); and

(iv)                              to the extent the Borrower is listed on a stock exchange, documents required to be delivered pursuant to (a) and (b) above, to the extent any such documents are included in materials filed with the SEC, may be satisfied by electronically delivering such SEC filings to the Lenders;

(c)                                  Notice of Accidents, etc.

Within 3 days after its occurrence, notify the Lenders of any social, labour, health and safety, security or environmental incident, accident or circumstance having, or which could reasonably be expected to have, a Material Adverse Effect or a material adverse impact on carrying on of Operations by the Obligors or any Subsidiaries, specifying in each case the nature of the incident, accident, or circumstance and any effect resulting or likely to result therefrom, and the measures being taken or plans to address them and to prevent any future similar event; and keep the Lenders informed of the on-going implementation of those measures and plans;

(d)                                 Management Letter etc.

Deliver to the Lenders copies of any management letter sent by the financial auditors of the Borrower, promptly upon receipt;

(e)                                  Shareholder Matters.

Give notice to the Lenders, concurrently with the Borrower’s notification to its shareholders, of any meeting of its shareholders, such notice to include the agenda of the meeting; and, as soon as available, deliver to the Lenders 2 copies of:

(i)                                     all notices, reports and other communications of the Borrower to its stockholders, whether any such communication has been made on an individual basis or by way of publication in a newspaper or other communication medium; and

(ii)                                  the minutes of all shareholders’ meetings;

(f)                                   Proposed Changes.

Promptly upon the occurrence of (i) proposed changes in the business of the Borrower, the Co-Borrowers or any of their respective Subsidiaries that would be outside of the education and training industry,(ii) any event which could reasonably be expected to have a Material Adverse Effect, (iii) any litigation, arbitration, or administrative proceedings which could reasonably be expected to have a Material Adverse Effect, or (iv) any criminal investigations or proceedings against the Borrower, the Co-Borrowers or any of their respective Subsidiaries, notify the Lenders by facsimile of that event specifying the nature of that proposed change, event, litigation, criminal investigations or those proceedings and the steps the Borrower, any of the Co-Borrowers, or any of their respective Subsidiaries is taking or proposes to take with respect thereto;

(g)                                  Default.

Promptly upon the occurrence of an Event of Default or Potential Event of Default but in any event within 5 days, notify the Lender by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps the Borrower and any Co-Borrower is taking to remedy it; and

(h)                                 Other Information.

Subject to applicable laws and regulations, including any applicable listing rules and securities laws, the Obligors promptly provide to the Lenders such other information as the Lender may from time to time request about the Obligors, any of their respective Subsidiaries, their respective assets and Operations including without limitation information that any Lender requests on behalf of the Participants for the Participants to satisfy requirements under applicable laws and regulations, including those concerning anti-money laundering and combating the financing of terrorism.

ARTICLE VI
Events of Default

Section 6.01                             Acceleration after Default.

If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), the Required Lenders may, by notice to the Borrower, require the Borrower and Co-Borrowers to repay the Loans or such part of the Loans as is specified in that notice. On receipt of any such notice, the Borrower and Co-Borrowers shall immediately repay the Loans (or that part of the Loans specified in that notice) and pay all interest accrued on it and any other amounts then payable under this Agreement and the other IFC Financing Documents. The Borrower and Co-Borrowers waive any right they might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

Section 6.02                             Events of Default.

It shall be an Event of Default if:

(a)                                 Failure to Pay Principal or Interest.

Any Obligor fails to pay when due any part of the principal of, or interest on, the Loans and such failure continues for a period of 5 days;

(b)                                 Failure to Comply with Obligations.

Any Obligor or any of its Subsidaries fails to comply with any of its obligations under this Agreement or any other Transaction Document to which it is a party or any other agreement between such Person and the Lenders (other than those referred to in clauses (a) of this Section 6.02, and any such failure continues for a period of 30 days after the earlier of (i) the date the Obligor becomes aware of such failure and (ii) the date on which the Lenders notifies the Borrower of that failure;

(c)                                  Failure by Other Parties to Comply with Obligations.

Any party to a Transaction Document fails to observe or perform any of its obligations under that Transaction Document (other than those referred to in clauses (a) or (b) of this Section 6.02 and any such failure continues for a period of 30 days after the date on which any Lender notifies the Borrower of that failure;

(d)                                 Misrepresentation.

Any representation or warranty made in: (i) Article III or in connection with the execution of, or any request under, this Agreement; or (ii) any other Transaction Document is incorrect in any material respect when made or deemed to have been made provided that no Event of Default under this Section 6.02(d) will occur if the event or circumstance giving rise to the breach is capable of remedy and is remedied within 30 days after the earlier of (i) the date the relevant Obligor becomes aware of such failure and (ii) the date on which any Lender notifies the Borrower of that failure;

(e)                                  Expropriation, Nationalization, Etc.

Any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the property or other assets of any Obligor or any of its Material Subsidiaries, or of any of its respective Share Capital, or assumes custody or control of that property or other assets or of the business or operations of an Obligor or any of its Material Subsidiaries or of any of its respective Share Capital, or takes any action for the dissolution or disestablishment of the Obligor or any of its Material Subsidiaries or any action that would prevent the Obligor or any of its Subsidiaries or its officers from carrying on all or a substantial part of its business or Operations;

(f)                                   Involuntary Proceedings.

A decree or order by a court is entered against an Obligor or any of its Material Subsidiaries:

(i)                                     adjudging an Obligor or any of its Material Subsidiaries bankrupt or insolvent;

(ii)                                  approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or with respect to, an Obligor or any of its Material Subsidiaries under any applicable law;

(iii)                               appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of an Obligor or any of its Material Subsidiaries or of any substantial part of its property or other assets; or

(iv)                              ordering the winding up or liquidation of its affairs;

or any petition is filed seeking any of the above and is not dismissed within 30 days, other than the Provisional Liquidation Appointment;

(g)                                  Voluntary Proceedings.

Any Obligor or any of its Material Subsidiaries:

(i)                                     requests a moratorium or suspension of payment of its Liabilities from any court;

(ii)                                  institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

(iii)                               consents to the institution of bankruptcy or insolvency proceedings against it;

(iv)                              files a petition or answer or consent seeking reorganization or relief under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of an Obligor or any of its Material Subsidiaries or of any substantial part of its property;

(v)                                 makes a general assignment for the benefit of creditors; or

(vi)                              admits in writing its inability to pay its Liabilities generally as they become due or otherwise becomes insolvent,

other than the Provisional Liquidation Appointment;

(h)                                 Attachment.

An attachment or analogous process is levied or enforced upon or issued against any of the assets of any Obligor or any of its Material Subsidiaries for an amount in excess of the equivalent of $10,000,000 in aggregate and is not discharged within 30 days;

(i)                                     Analogous Events to Bankruptcy.

Any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 6.02(f) (Involuntary Proceedings) through Section 6.02(g) (Voluntary Proceedings), other than the Provisional Liquidation Appointment;

(j)                                    Cross-Default.

Any Obligor or any of its Material Subsidiaries fails to pay any of its Liabilities (other than the Loans) which results in an aggregate amount then outstanding of $1,000,000 or more in a Financial Year or to perform any of its obligations under any agreement pursuant to which there are outstanding any Liabilities and any such failure continues for more than any applicable period of grace or any such Liabilities become prematurely due and payable or is placed on demand except for any such event or circumstance outstanding or continuing on or before the Effective Time or outstanding or continuing under or pursuant to any RMB Finance Document;

(k)                                 Failure to Maintain Authorizations.

Any Authorization necessary for any Obligor or any of its Material Subsidiaries to perform and observe its obligations under any Transaction Document, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to the Lenders or their assignees, in the Loan Currency, of any amounts payable under any Transaction Document, and is not restored or reinstated within 30 days of notice by any Lender to the Borrower requiring that restoration or reinstatement;

(l)                                     Revocation, etc. of Security Documents.

Any Security Document or any of its provisions:

(i)                                     is revoked or terminated or, in the case of the New Share Mortgages only, ceases to be in full force and effect or ceases to provide the security intended, without, in each case, the prior consent of the Required Lenders;

(ii)                                  becomes unlawful or is declared void; or

(iii)                               is repudiated or its validity or enforceability is challenged by any Person other than any Lender;

(m)                             Revocation etc. of Transaction Documents or VIE Document.

Any Transaction Document (other than the Security Documents) or VIE Document or any of its provisions:

(i)                                     is revoked or terminated or ceases to be in full force and effect without, in each case, the prior consent of the Required Lenders;

(ii)                                  becomes unlawful or is declared void; or

(iii)                               is repudiated or the validity or enforceability of any of its provisions at any time is challenged by any Person other than any Lender and such repudiation or challenge is not withdrawn within 30 days of the Lender’s notice to the Borrower requiring that withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation or challenge becomes effective;

(n)                                 Judgments.

A final judgment, order or arbitral award for the payment of money in excess of the equivalent of $10,000,000 is rendered against any Obligor or any of its Subsidiaries or any of their respective properties and that judgment, order or arbitral award continues to be unsatisfied for a period of 30 consecutive days;

(o)                                 Change of Control.

A Change of Control shall have occurred; and

(p)                                 Conversion.

Subject to Section 7.01(j), the Borrower shall fail to deliver Class A Ordinary Shares and if applicable, cash, upon the conversion of the Convertible Portion of the Convertible Loans and such failure continues for 5 calendar days following the scheduled settlement date for such conversion.

Section 6.03                             Bankruptcy.

If any Obligor is liquidated or declared bankrupt, each Loan, all interest accrued on it and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrower and Co-Borrowers waive.

Section 6.04                             IFC Security Enforcement.

Notwithstanding any other term of the IFC Financing Documents, the Lenders agree that, if any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), the Required Lenders may by notice to the Obligors exercise any or all of their rights, remedies, powers or discretions under the Security Documents, or in the case of the Share Mortgages, direct the Original Lender or any permitted assign or transferee, to exercise any or all of their rights, remedies, powers or discretions under the Share Mortgages and the Original Lender acknowledges and accepts this provision.

ARTICLE VII
Conversion

Section 7.01                             Conversion.

(a)                                 Right to Convert.

Subject to Section 7.01(j) and Section 7.01(q), each Lender may at its option convert a minimum of $1,000,000 or its integral multiple of the Convertible Loans (or, if less, the remaining portion of the Convertible Loans which has not been converted pursuant to this Section 7.01) in whole or in part, at any time prior to the Maturity Date, into Class A Ordinary Shares at the Conversion Rate in effect at such time, subject to registration or an exemption from registration under the Securities Act.

(b)                                 Exercise of Conversion Right; Issuance of Class A Ordinary Shares on Conversion.

(i)                                     Conversion Procedure

(A)                               Subject to Section 7.01(b)(i)(B) below, the right of conversion attaching to the Convertible Loans may be exercised by delivery of a duly signed and completed Conversion Notice, in the form as set forth in Schedule 2 (a “Conversion Notice”), which Conversion Notice shall specify the principal amount of the IFC C Loan and the IFC D Loan

(determined as of the Effective Time, assuming that the Loans have been disbursed in full under and pursuant to Article II  (The Loans)), respectively, to be converted (the “Convertible Portion”) and the name or names (with address or addresses) in which the certificate or certificates for Class A Ordinary Shares which shall be issuable on such conversion shall be issued. The date on which the applicable Lender satisfies all of the requirements in the immediately preceding sentence for any Convertible Portion, is the “Conversion Date”. The Borrower shall deliver to the applicable Lender certificates, each registered in the name or names as specified by such Lender as described above, for the full number of whole Class A Ordinary Shares issuable upon the conversion of the Convertible Portion of the IFC C Loan and/or the IFC D Loan, as applicable, in accordance with Section 7.01(a) plus a check or cash in respect of any fractional interest in respect of a Class A Ordinary Share arising upon such conversion, calculated by the Borrower as provided in Section 7.01(c) below no later than 3 Business Days following the relevant Conversion Date. All such shares shall be fully paid, duly authorized and validly issued and non-assessable and free from any Liens or encumbrances. The Borrower agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary to consummate and make effective the conversion contemplated by this Section 7.01.

(B)                               A Conversion Notice shall not be effective unless and until Borrower receives an RMB Funding Cancellation Certificate in respect of the RMB Financings in form and substance reasonably satisfactory to it duly executed by the Lenders evidencing, for the benefit of all relevant debtors (whether borrowers, pledgors, chargors and/or guarantors) (and each of the aforementioned howsoever described therein) under and pursuant to the relevant RMB Financing, the irrevocable cancellation prior to or contemporaneously with the conversion of the applicable Convertible Portion on the Conversion Date of an aggregate amount (whether actual, contingent or otherwise) outstanding under the RMB Financings of financial indebtedness or liabilities (each howsoever described) (whether actual, contingent or otherwise) owed under or pursuant to the RMB Financings in an amount equal to the product of (x) the Conversion Ratio, multiplied by (y) RMB Outstanding Funding Amount. For purposes of this Agreement, “Conversion Ratio” means the quotient of (aa) the Convertible Portion, divided by (bb) the aggregate amount of the Convertible Loans at the Effective Time (assuming that the IFC D Loan is disbursed up to the full amount of the Commitment in respect of the IFC D Loan at that time), ignoring any and all conversions thereof after the Effective Time). For the avoidance of doubt, for the purposes of satisfying the requirement in this Section of the irrevocable cancellation under an RMB Financing of an amount (whether actual, contingent or otherwise) outstanding under an RMB Financing of financial indebtedness or liabilities (each howsoever described) (whether actual, contingent or otherwise) owed under or pursuant to an RMB Financing, there shall be no double counting of the original debt and, if applicable, the replacement debt in respect of that RMB Financing and, for the purposes of this Agreement, “original debt” means the debt owed under the relevant RMB Financing prior to any repayment by a person other than the relevant debtor (whether borrowers, pledgors, chargors and/or guarantors) and “replacement debt” means the debt that existed on or after the aforementioned repayment.

(ii)                                  The Convertible Portion of the IFC C Loan and/or the IFC D Loan, as applicable, shall be deemed to have been converted immediately prior to 5:00 p.m. New York time on the Conversion Date and the Person in whose name any Class A Ordinary Shares shall be issuable upon such conversion are registered shall be deemed to have become on said date the holder of record of the Class A Ordinary Shares.

(iii)                               The delivery by the Borrower to the applicable Lender of the number of Class A Ordinary Shares, together with a cash payment in lieu of any fractional shares, with respect to the Convertible Portion of the Convertible Loans surrendered for conversion, shall be deemed to satisfy the Borrower’s obligation to pay the principal amount of such Convertible Portion of the IFC C Loan and/or the IFC D Loan, as applicable, and accrued and unpaid interest with respect to such Convertible Portion of the IFC C Loan and/or the IFC D Loan, as applicable, attributable to the period from the most recent Interest Payment Date through the Conversion Date shall be payable on the next Interest Payment Date in accordance with Section 2.03 (Interest).

(c)                                  Cash Payments in Lieu of Fractional Shares.

No fractional shares of Class A Ordinary Shares or scrip certificates representing fractional shares shall be issued upon conversion of the Convertible Loans. The number of full Class A Ordinary Shares that shall be issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Convertible Portion of the IFC C Loan and/or the IFC D Loan, as applicable, surrendered for conversion on any Conversion Date. If any fractional shares of stock would be issuable upon the conversion of any Convertible Portion of the IFC C Loan and/or the IFC D Loan, as applicable, the Borrower shall make an adjustment and payment therefore in cash to the applicable Lender at the current market price thereof to such Lender. The current market price of a Class A Ordinary Share shall be the current market price of an ADS divided by the number of Ordinary Shares then represented by each ADS (and current market price of an ADS shall be the Closing Sale Price on the last Trading Day immediately preceding the Conversion Date for such Convertible Portion).

(d)                                 Conversion Rate.

Each $1,000 principal amount of the IFC C Loan and/or the IFC D Loan, as applicable, shall be convertible into Class A Ordinary Shares based upon the Conversion Rate, subject to adjustment as provided in this Section 7.01.

(e)                                  Adjustments to Conversion Rate.

The Conversion Rate shall be adjusted from time to time by the Borrower as follows:

(i)                                     Dividend or Distribution. In case the Borrower shall issue Ordinary Shares as a dividend or distribution to holders of all or substantially all of the outstanding Ordinary Shares, or shall effect a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR’ = CR(0) x OS’
OS(0)

where,

CR(0) = the Conversion Rate in effect immediately prior to the Ex Date for such dividend or distribution or immediately prior to the effective date of such share split or combination, as the case may be;

CR’ = the Conversion Rate in effect immediately after the Ex Date for such dividend or distribution or immediately after the effective date of such share split or combination, as the case may be;

OS(0) = the number of Ordinary Shares outstanding immediately prior to the Ex Date for such dividend or distribution or immediately prior to the effective date of such share split or combination, as the case may be; and

OS’ = the number of Ordinary Shares outstanding immediately after giving effect to such dividend or distribution or immediately after the effective date of such share split or combination, as the case may be.

Such adjustment shall become effective immediately after 9:00 a.m., New York City time, on the Ex Date fixed for such dividend or distribution, or the effective date for such share split or share combination. If any dividend or distribution of the type described in this Section 7.01(e)(i) is declared but not so paid or made, or the outstanding Ordinary Shares are not split or combined, as the case may be, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, or split or combine the outstanding Ordinary Shares, as the case may be, to the Conversion Rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared.

(ii)                                  Rights or Warrants. In case the Borrower shall distribute to all or substantially all holders of its outstanding Ordinary Shares rights or warrants entitling them (for a period expiring within 45 calendar days after the record date for such distribution) to subscribe for or purchase Ordinary Shares (directly or in the form of ADSs) at a price per share less than the Closing Sale Price of the ADSs divided by the number of Ordinary Shares then represented by each ADS on the Trading Day immediately preceding the declaration date of such distribution, the Conversion Rate shall be adjusted based on the following formula:

CR’ = CR(0) x OS(0) + X
OS(0) + Y

where,

CR(0) = the Conversion Rate in effect immediately prior to the Ex Date for such distribution;

CR’ = the Conversion Rate in effect immediately after the Ex Date for such distribution;

OS(0) = the number of Ordinary Shares outstanding immediately prior to the Ex Date for such distribution;

X = the total number of Ordinary Shares issuable (directly or in the form of ADSs) pursuant to such rights or warrants; and

Y = the number of Ordinary Shares equal to the aggregate price payable to exercise such rights or warrants divided by the average of each of the Closing Sale Price of the ADSs divided by the number of Ordinary Shares then represented by each ADS over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex Date for such distribution.

Such adjustment shall be successively made whenever any such rights or warrants are distributed and shall become effective immediately after the opening of business on the Ex Date for such distribution. The Borrower shall not issue any such rights or warrants in respect of Ordinary Shares held in treasury by the Borrower. To the extent that Ordinary Shares are not delivered after the expiration of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of Ordinary Shares actually delivered (directly or in the form of ADSs). If such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such Ex Date for such distribution had not been fixed.

In determining whether any rights or warrants entitle the holders to subscribe for or purchase Ordinary Shares (directly or in the form of ADSs) at less than such Closing Sale Price (as divided by the number of Ordinary Shares then represented by each ADS), and in determining the aggregate offering price of such Ordinary Shares, there shall be taken into account any consideration received by the Borrower for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(iii)                               Distributed Property. In case the Borrower shall, by dividend or otherwise, distribute to all or substantially all holders of its Ordinary Shares of any class of Share Capital of the Borrower (other than Ordinary Shares as covered by Section 7.01(e)(i), evidences of its Financial Debt or other assets or property of the Borrower (including securities, but excluding dividends and distributions covered by Section 7.01(e)(ii) or Section 7.01(e)(iv) and distributions described below in this subsection (iii) with respect to Spin-Offs) (any of such shares of Share Capital, Financial Debt, or other asset or property hereinafter in this Section 7.01(e)(iii) called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:

CR’ = CR(0) x SP(0)
SP(0)-FMV

where,

CR(0) = the Conversion Rate in effect immediately prior to the Ex Date for such distribution;

CR’ = the Conversion Rate in effect immediately after the Ex Date for such distribution;

SP(0) = the average of each of the Closing Sale Price of the ADSs divided by the number of Ordinary Shares then represented by each ADS over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex Date for such distribution; and

FMV = the fair market value as determined by the Board of Directors of the shares of Share Capital, evidences of Financial Debt, or other assets or property distributed with respect to each outstanding Ordinary Share on the Ex Date for such distribution.

Such adjustment shall become effective immediately prior to the opening of business on the Ex Date for such distribution; provided that if “FMV” as set forth above is equal to or greater than “SP(0)” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that the applicable Lender shall have the right to receive, for each $1,000 principal amount of the Convertible Portion of the IFC C Loan and/or the IFC D Loan, as applicable, the amount of Distributed Property such Lender would have received had such Lender owned a number of Ordinary Shares equal to the Conversion Rate on the record date for such distribution, without being required to convert the Convertible Loans. If such distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines “FMV” for purposes of this Section 7.01(e)(iii) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Closing Sale Prices of the ADSs divided by the number of Ordinary Shares then represented by each ADS over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex Date for such distribution.

With respect to an adjustment pursuant to this Section 7.01(e)(iii) where there has been a payment of a dividend or other distribution on the Ordinary Shares in shares of any class or series, or similar equity interest, in the Share Capital of or relating to a Subsidiary or other business unit (a “Spin-Off”), the Conversion Rate in effect immediately before 5:00 p.m., New York City time, on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off shall be increased based on the following formula:

CR’ = CR(0) x FMV(0) + MP(0)
MP(0)

where,

CR(0) = the Conversion Rate in effect immediately prior to the 10th Trading Day immediately following the effective date of the Spin-Off;

CR’ = the Conversion Rate in effect immediately after the 10th Trading Day immediately following the effective date of the Spin-Off;

FMV(0) = the average of the Closing Sale Prices of the shares or similar equity interest distributed to holders of Ordinary Shares applicable to one Ordinary Share over the first 10 consecutive Trading Day period immediately following, and including, the effective date of the Spin-Off; and

MP(0) = the average of each of the Closing Sale Price of the ADSs divided by the number of Ordinary Shares then represented by each ADS on such Trading Day over the first 10 consecutive Trading Day period immediately following, and including, the effective date of the Spin-Off.

Such adjustment shall occur on the 10th Trading Day from, and including, the effective date of the Spin-Off; provided that in respect of any conversion within the 10 Trading Days immediately following, and including, the effective date of any Spin-Off, references with respect to the Spin-Off to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective date of such Spin-Off and the Conversion Date in determining the applicable Conversion Rate.

Rights or warrants distributed by the Borrower to all holders of Ordinary Shares, entitling the holders thereof to subscribe for or purchase ADSs or shares of the Borrower’s Share Capital, including Ordinary Shares (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such Ordinary Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Ordinary Shares, shall be deemed not to have been distributed for purposes of this Section 7.01 (and no adjustment to the Conversion Rate under this  Section 7.01 shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this  Section 7.01(e)(iii). If any such rights or warrants are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of Financial Debt or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this  Section 7.01(e) was made, (A) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Ordinary Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Ordinary Shares as of the date of such redemption or repurchase, and (B) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.

For purposes of this  Section 7.01(e)(iii) and  Section 7.01(e)(i) and  Section 7.01(e)(ii) any dividend or distribution to which this  Section 7.01(e)(iii) is applicable that also includes Ordinary Shares to which Section 7.01(e)(i) applies or rights or warrants to subscribe for or purchase Ordinary Shares (directly or in the form of ADSs) to which Section 7.01(e)(i)  or Section 7.01(e)(ii) applies (or both), shall be deemed instead to be (A) a dividend or distribution of the evidences of Financial Debt, assets or shares of capital stock other than such Ordinary Shares or rights or warrants, to which this Section 7.01(e)(iii) applies (and any Conversion Rate adjustment required by this Section 7.01(e)(iii) with respect to such dividend or distribution shall then be made) immediately followed by (B) a dividend or distribution of such Ordinary Shares or such rights or warrants (and any further Conversion Rate adjustment required by Section 7.01(e)(i) and  Section 7.01(e)(ii) hereof with respect to such dividend or distribution shall then be made), except the Ex Date of such dividend or distribution shall under this Section 7.01(e)(iii) be substituted as “the Ex Date” within the meaning of Section 7.01(e)(i) and  Section 7.01(e)(ii) and any Ordinary Shares included in such dividend or distribution shall not be deemed “outstanding immediately prior to the Ex Date for such dividend or distribution or immediately prior to the effective date of such share split or combination, as the case may be” within the meaning of Section 7.01(e)(i) or “outstanding immediately prior to the Ex Date for such distribution” within the meaning of Section 7.01(e)(ii).

(iv)                              Cash Distribution. In case the Borrower shall pay dividends or make distributions consisting exclusively of cash to all or substantially all holders of its Ordinary Shares, the Conversion Rate shall be adjusted based on the following formula:

CR’ = CR(0) x SP(0)
SP(0) – C

where,

CR(0) = the Conversion Rate in effect immediately prior to the Ex Date for such distribution;

CR’ = the Conversion Rate in effect immediately after the Ex Date for such distribution;

SP(0) = the Closing Sale Price of the ADSs divided by the number of Ordinary Shares then represented by each ADS on the Trading Day immediately preceding the Ex Date for such distribution; and

C = the amount in cash per share distributed to holders of Ordinary Shares in such distribution.

Such adjustment shall become effective immediately after the opening of business on the Ex Date for such dividend or distribution; provided that if the portion of the cash so distributed applicable to one Ordinary Share is equal to or greater than SP(0) as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that the applicable Lender shall receive on the date on which such cash dividend is distributed to holders of Ordinary Shares, for each $1,000 principal amount of the Convertible Portion of the Convertible Loans, the amount of cash such Lender would have received had such Lender owned a number of Ordinary Shares equal to the Conversion Rate on the Ex Date for such distribution, without being required to convert the Convertible Portion of the Convertible Loans. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

For the avoidance of doubt, for purposes of this Section 7.01(e)(iv), in the event of any reclassification of the Ordinary Shares, as a result of which the ADSs represent more than one class of Ordinary Shares, if an adjustment to the Conversion Rate is required pursuant to this Section 7.01(e)(iv), references in this Section 7.01 to one Ordinary Share or the Closing Sale Price of one ADS (as divided by the number of Ordinary Shares then represented by each ADS) shall be deemed to refer to a unit or to the price of a unit consisting of the number of shares of each class of Ordinary Shares equal to the numbers of shares of such class issued in respect of one Ordinary Share in such reclassification. The above provisions of this paragraph shall similarly apply to successive reclassifications.

(v)                                 Tender Offer or Exchange Offer. In case the Borrower or any of its Subsidiaries make a payment in respect of a tender offer or exchange offer for all or any portion of the Ordinary Shares, or ADSs representing Ordinary Shares, to the extent that the cash and value of any other consideration included in the payment per Ordinary Share, or equivalent payment per Ordinary Share then represented by such ADSs, exceeds the Closing Sale Price of the ADSs divided by the number of Ordinary Shares then represented by each ADS on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), the Conversion Rate shall be increased based on the following formula:

CR’ = CR(0) x AC + (SP’ x OS’)
OS(0) x SP’

where,

CR(0) = the Conversion Rate in effect on the date such tender or exchange offer expires;

CR’ = the Conversion Rate in effect on the day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration as determined by the Board of Directors paid or payable for the Ordinary Shares purchased (directly or in the form of ADSs) in such tender or exchange offer;

OS(0) = the number of Ordinary Shares outstanding immediately prior to the date such tender or exchange offer expires;

OS’ = the number of Ordinary Shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’ = the Closing Sale Price of the ADSs divided by the number of Ordinary Shares then represented by each ADS on the Trading Day next succeeding the date such tender or exchange offer expires.

Such adjustment shall become effective immediately after close of business on the Trading Day next succeeding the date such tender or exchange offer expires. If the Borrower or its Subsidiary is obligated to purchase Ordinary Shares pursuant to any such tender or exchange offer, but the Borrower or its Subsidiary is permanently prevented by applicable law from effecting all or any such purchases or all or any portion of such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had only been made in respect of the purchases that had been effected.

No adjustment to the Conversion Rate shall be made if the application of any of the foregoing formulas (other than in connection with a share combination) would result in a decrease in the Conversion Rate.

For purposes of this Section 7.01 the term “record date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Ordinary Shares have the right to receive any cash, securities or other property or in which the Ordinary Shares (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

The term “Ex Date,” (i) when used with respect to any issuance or distribution, means the first Trading Date on which the ADSs Closing Sale Price is obtained without the right to receive such issuance or distribution, (ii) when used with respect to any share split or combination of shares of Ordinary Shares, means the first Trading Date after the time at which such share split or combination becomes effective, and (iii) when used with respect to any tender offer or exchange offer means the first Trading Date after the expiration time of such tender offer or exchange offer (as it may be amended or extended).

(vi)                              In addition to those required by Section 7.01(e)(i) through Section 7.01(e)(v), and to the extent permitted by applicable law and the continued listing requirements of the

New York Stock Exchange, the Borrower from time to time may increase the Conversion Rate by any amount for a period of at least 20 calendar days or any longer period permitted by law if the Board of Directors determines that such increase would be in the Borrower’s best interest. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Borrower shall deliver to the applicable Lender a notice of the increase at least 15 calendar days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect. In addition, the Borrower may also (but is not required to) increase the Conversion Rate to avoid or diminish any Tax to holders of Ordinary Shares or ADSs or rights to purchase Ordinary Shares or ADSs in connection with any dividend or distribution of shares (or rights to acquire shares) or similar event.

(vii)                           Without limiting the foregoing, no adjustment to the Conversion Rate need be made:

(A)                               upon the issuance of any Ordinary Shares pursuant to any future plan providing for the reinvestment of dividends or interest payable on securities of the Borrower and the investment of additional optional amounts in Ordinary Shares under any plan;

(B)                               upon the issuance of any Ordinary Shares, or any option, warrant, right or exercisable, exchangeable or convertible security to purchase Ordinary Shares, pursuant to any future agreements entered into with the Borrower’s suppliers of raw materials or machinery as consideration or inducement to enter into such supply agreement, provided that such supply agreement is entered into on arm’s length terms;

(C)                               upon the issuance of any Ordinary Shares or options or rights to purchase Ordinary Shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Borrower or any of its Subsidiaries (after the exercise of which, the aggregate number of the issued Class A Ordinary Shares pursuant to such plans or programs does not exceed 15% of the issued Share Capital of the Borrower throughout the term of the Loans);

(D)                               upon the issuance of any Ordinary Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security not described in clause (C) above and outstanding as of the date of this Agreement;

(E)                                upon the issuance of any Ordinary Shares not described above and outstanding as of the Effective Date;

(F)                                 for a change in the par value of the Ordinary Shares; or

(G)                               for accrued and unpaid interest.

(viii)                        No adjustment shall be made for the Borrower’s issuance of Ordinary Shares (directly or in the form of ADSs) or convertible or exchangeable securities or rights to purchase Ordinary Shares (directly or in the form of ADSs) or convertible or exchangeable securities, other than as provided in this Section 7.01.

(ix)                              In any case in which this Section 7.01 provides that an adjustment shall become effective immediately after (1) the Ex Date for an event or (2) the last date on which tenders or exchanges may be made pursuant to any tender or exchange offer pursuant to Section 7.01(e)(v) (each an “Adjustment Determination Date”), the Borrower may elect to defer until the occurrence of the applicable Adjustment Event (as hereinafter defined) (x) issuing to the Lender with respect to any Convertible Portion of the IFC C Loan or the IFC D Loan, as applicable, converted after such Adjustment Determination Date and before the occurrence of such Adjustment Event, the additional ADSs or other securities issuable upon such conversion by reason of the adjustment required by such Adjustment Event over and above the amounts deliverable upon such conversion before giving effect to such adjustment and (y) paying to the Lender any amount in cash in lieu of any fractional Class A Ordinary Share pursuant to Section 7.01 hereof. For purposes of this subsection (i), the term “Adjustment Event” shall mean: (A) in any case referred to in clause (1) hereof, the date any dividend or distribution of Ordinary Shares (directly or in the form of ADSs), shares of Share Capital, evidences of Financial Debt, other assets or property or cash is paid or made, the effective date of any share split or combination or the date of expiration of any rights or warrants, and (B) in any case referred to in clause (2) hereof, the date a sale or exchange of Ordinary Shares (directly or in the form of ADSs) pursuant to such tender or exchange offer is consummated and becomes irrevocable.

(x)                                 Before taking any action which would cause an adjustment reducing the Conversion Rate below the then par value, if any, of the Ordinary Shares, the Borrower shall take all corporate action which it reasonably determines may be necessary in order that the Borrower may validly and legally issue Ordinary Shares issuable upon conversion of the Convertible Portion at such adjusted Conversion Rate. The Borrower covenants that all Ordinary Shares (and/or Ordinary Shares represented by the ADSs) issuable upon conversion of the Convertible Portion shall be fully paid and non-assessable by the Borrower and free from all Taxes, Liens and charges with respect to the issue thereof.

(xi)                              No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided that any adjustments that by reason of this Section 7.01(e)(xi) are not required to be made shall be carried forward and the Borrower shall make such carry forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (x) annually on the anniversary of the Closing Date and otherwise (y) 5 Business Days prior to the earlier maturity of the IFC C Loan and the IFC D Loan. All calculations under this Section 7.01 (Conversion) shall be made by the Borrower and shall be made to the nearest cent or to the nearest 1/1,000,000 of a Class A Ordinary Share, as the case may be.

(xii)                           Whenever the Conversion Rate is adjusted as herein provided, the Borrower shall send to the Lender an Officers’ Certificate, as promptly as possible and in any event within 10 Business Days after such adjustment, setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the date on which such adjustment becomes effective. Unless and until the applicable Lender shall have received such Officers’ Certificate, the Lender shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has actual knowledge is still in effect. Failure to deliver such Officer’s Certificate shall not affect the legality or validity of any such adjustment.

(f)                                   Other Adjustments.

In the event that, as a result of an adjustment made pursuant to Section 7.01(e) hereof, the applicable Lender may become entitled to receive any shares or securities other than Class A Ordinary Shares, or if the Class A Ordinary Shares become converted, exchanged, reclassified or otherwise changed into other shares or securities, thereafter the Conversion Rate of such other shares so receivable upon conversion of the Convertible Portion of the Convertible Loans shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Class A Ordinary Shares contained in this Article VII (Conversion).

(g)                                  Adjustments for Tax Purposes.

Except as prohibited by law the Borrower may (but is not obligated to) make such increases in the Conversion Rate, in addition to those required by Section 7.01 hereof, as it determines to be advisable in order that any share dividend, subdivision of shares, distribution of rights to purchase shares or securities or distribution of securities convertible into or exchangeable for shares made by the Borrower or to holders of Ordinary Shares or ADSs will not be taxable to the recipients thereof or in order to diminish any such taxation.

(h)                                 Effect of Reclassification, Consolidation, Merger or Sale.

If any of the following events occur, namely:

(i)                                     any reclassification or change in the Class A Ordinary Shares issuable upon conversion of the Convertible Portion of the Convertible Loans (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of Class A Ordinary Shares);

(ii)                                  any consolidation, merger, binding share exchange, reconstruction, amalgamation or other similar arrangement, or such to which the Borrower is a party, other than a merger in which the Borrower is the continuing Person and which does not result in any reclassification of, or change (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, the Class A Ordinary Shares; or

(iii)                               any sale, transfer, lease, conveyance or other disposition of all or substantially all of the property or assets of the Borrower or those of its Subsidiaries taken as a whole to any other Person or Persons;

in each case, pursuant to which the Class A Ordinary Shares would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then the Borrower or such successor or purchasing Person, as the case may be, shall execute and deliver to the applicable Lender an amendment to this Agreement in form reasonably satisfactory to such Lender providing that, at and after the effective time of such reclassification, change, consolidation, merger, binding share exchange, reconstruction, amalgamation or other similar arrangement, or such sale, transfer, lease, conveyance or disposition, such Lender shall have the right to convert the Convertible Portion of the Convertible Loans into the kind and amount of cash, securities or other property (collectively, “Reference Property”) receivable upon such reclassification, change, consolidation, merger, binding share exchange, reconstruction, amalgamation or other similar arrangement, or such sale, transfer, lease, conveyance or disposition by a holder of a number of Class A Ordinary Shares equal to a fraction whose denominator is 1,000 and whose numerator is the product of the principal amount of the Convertible Portion of the Convertible Loans and the Conversion Rate in effect immediately prior to such reclassification, change, consolidation, merger, binding share exchange, reconstruction, amalgamation or other similar arrangement, or such sale, transfer, lease, conveyance or disposition. If holders of Class A Ordinary Shares shall have the opportunity to elect the form of consideration to receive pursuant to such reclassification, change, consolidation, merger, binding share exchange, reconstruction, amalgamation or other similar arrangement, or such sale, transfer, lease, conveyance or disposition, then the Borrower shall make adequate provision to give the applicable Lender a reasonable opportunity to elect the form of such consideration for purposes of determining the composition of the Reference Property referred to in the immediately preceding sentence. The amendment referred to in the first sentence of this paragraph shall provide for adjustments of the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in this Section 7.01. The foregoing, however, shall not in any way affect the right the Lender may otherwise have, pursuant to Section 7.01(e), to receive rights or warrants upon conversion. If, in the case of any such consolidation, merger, binding share exchange, reconstruction, amalgamation or other similar arrangement, or such sale, transfer, lease, conveyance or disposition, the cash, securities or other and property receivable thereupon by a holder of Class A Ordinary Shares includes cash, securities or other property of a Person other than the successor or purchasing Person, as the case may be, in such consolidation, merger, binding share exchange, reconstruction, amalgamation or other similar arrangement, or such sale, transfer, lease, conveyance or disposition, then such amendment shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Lenders as the Board of Directors in good faith shall reasonably determine necessary by reason of the foregoing (which determination shall be described in a Board Resolution). The provisions of this Section 7.01 shall similarly apply to successive consolidations, mergers, binding share exchanges, reconstruction, amalgamation or other similar arrangement, or successive sales, transfers, leases, conveyances or dispositions.

In the event the Borrower shall execute an amendment pursuant to this subsection (h), the Borrower shall promptly deliver to the Lenders an Officer’s Certificate briefly stating the reasons therefore, the kind or amount of shares of stock or securities or property (including cash) receivable by the Lenders upon the conversion after any such reclassification, change, consolidation, merger, binding share exchange, reconstruction, amalgamation or other similar arrangement, or such sale, transfer, lease, conveyance or disposition and any adjustment to be made with respect thereto.

(i)                                     Taxes on Shares Issued.

The issue of Class A Ordinary Shares, or share certificates, as the case may be, upon conversions of the Convertible Portion of the Convertible Loans shall be made without charge to the applicable Lender for any documentary, stamp or similar issue or transfer Tax or duty in respect of the issue thereof.

(j)                                    Reservation of Shares; shares to be Fully Paid; Compliance with Governmental Requirements.

(i)                                     The Borrower shall use its commercially reasonable efforts to amend its articles of incorporation to reflect (and shall thereafter at all times maintain) enough, out of its authorized but unissued Class A Ordinary Shares, Class A Ordinary Shares to permit the issuance of Class A Ordinary Shares upon conversion of the Convertible Portion of the Convertible Loans, from time to time as Convertible Portion of the Convertible Loans are presented for conversion, provided that to the extent that a Conversion Notice is delivered pursuant to this Agreement at a time when the authorized but unissued Class A Ordinary Shares are insufficient to satisfy the conversion of the Convertible Portion of the Convertible Loans specified in that notice, the Borrower shall only be required to ensure the conversion of the relevant Convertible Portion of the Convertible Loans that corresponds to the authorized but unissued Class A Ordinary Shares at the time of the receipt of the relevant Conversion Notice by the Borrower.

(ii)                                  The Borrower covenants that all Class A Ordinary Shares, which may be issued upon conversion of the Convertible Loans, shall be validly issued, fully paid and non-assessable and shall be free of pre-emptive or similar rights and free from all Taxes, Liens and charges or adverse claims with respect to the issue thereof.

(iii)                               The Borrower covenants that, if any Class A Ordinary Shares to be provided for the purpose of conversion of Convertible Portion of the Convertible Loans hereunder require registration with or approval of any governmental authority under any federal or state law before such Class A Ordinary Shares may be validly issued upon conversion, the Borrower will in good faith and as expeditiously as possible, to the extent then permitted by the rules and interpretations of the SEC, endeavour to secure such registration or approval, as the case may be.

(iv)                              The Borrower covenants that it shall take all such actions and obtain all such approvals and registrations required for the payment in accordance herewith of Class A Ordinary Shares.

(k)                                 Notice to the Lenders Prior to Certain Action.

In the event that:

(i)                                     the Borrower takes any action, or becomes aware of any event, which would require an adjustment in the Conversion Rate;

(ii)                                  there is any reclassification or reorganization of the Class A Ordinary Shares of the Borrower, or of any consolidation or merger to which the Borrower is a party and for which approval of any stockholders of the Borrower is required, or of the sale or transfer of all or substantially all of the assets of the Borrower; or

(iii)                               there is a voluntary or involuntary dissolution, liquidation or winding up of the Borrower,

the Borrower shall mail a notice to the Lenders, at least 30 scheduled Trading Days prior to the applicable date hereinafter specified, stating (A) the proposed Conversion Date, effective date or expiration date, as the case may be, or (B) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Class A Ordinary Shares of record shall be entitled to exchange their Class A Ordinary Shares for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action or event, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

(l)                                     Convertible Loans deemed to be Prepaid.

Subject to the conversion pursuant to Section 7.01(a), the IFC C Loan and/or the IFC D Loan, as applicable, shall be deemed to be prepaid on the Conversion Date by the amount of the Convertible Portion on the Conversion Date.

(m)                             Securities Law Compliance by the Borrower.

The Borrower represents that the issuance of any Class A Ordinary Shares issued to the Lender upon conversion of the Convertible Portion of the Convertible Loan will be exempt from the registration and prospectus delivery requirements of the Securities Act and all applicable state and foreign securities laws and neither the Borrower nor any agent of the Borrower has offered the Class A Ordinary Shares by any form of general solicitation or general advertising.

(n)                                 Securities Law Compliance by the Lender.

Each Lender represents on the date that it becomes a party to this Agreement that it is is an “accredited Investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act. The Original Lender’s principal place of business is at the address specified in Section 8.02(b) (Notices). The Original Lender did not learn of the opportunity to acquire the Class A Ordinary Shares issuable upon conversion of the Convertible Portion of the Convertible Loan by means of any form of general solicitation or general advertising.

(o)                                 Restricted Securities.

Each Lender understands that the Class A Ordinary Shares issued to such Lender upon conversion of the Convertible Portion of the Convertible Loans will be characterized as “restricted securities” under the United States federal securities laws inasmuch as they are being acquired from the Borrower in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Each Lender understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Class A Ordinary Shares or the fairness or suitability of the investment in the Class A Ordinary Shares.

(p)                                 Legends.

Each Lender understands that on the date that it becomes a Lender under this Agreement, except as provided below and until such time as the resale thereof has been registered under the Securities Act (or pursuant to an applicable exemption from such registration), or unless otherwise agreed by the Borrower, certificates evidencing the Class A Ordinary Shares issued to such Lender shall bear the following legends:

(i)                                     “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OFFERED FOR SALE, OR OTHERWISE DISPOSED OF, OR DEPOSITED IN ANY AMERICAN DEPOSITORY RECEIPT PROGRAM OF THE BORROWER, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR IF REQUIRED BY THE COMPANY AN OPINION FROM COUNSEL IN A FORM ACCEPTABLE TO THE COMPANY AND ITS LEGAL COUNSEL STATING THAT SUCH REGISTRATION IS NOT REQUIRED.”

(ii)                                  If required under the securities laws of any U.S. state or foreign country in connection with the issuance of the Class A Ordinary Shares upon conversion of the Convertible Portion of the Convertible Loans to the Lenders, any legends required in order to comply with such laws.

(q)                                 Allocation Among Lenders. Notwithstanding any other provision of the IFC Financing Documents, the parties to this Agreement agree:

(i)                                     that, to the extent that there is more than one Lender at the relevant time of conversion, any conversion by a Lender of the Convertible Loans in part shall be, and only be, effected on a pro rata basis as regards all of the Convertible Loan held by all Lenders at the relevant time of conversion. Accordingly, if a Lender submits a Conversion Notice, each other Lender shall be deemed to have submitted a Conversion Notice at the same time in respect of a pro rata amount of the Convertible Loans held by that Lender at the relevant time, with Section 7.01(j)(i) (Reservation of Shares; shares to be Fully Paid; Compliance with Governmental Requirements) above applying to this Section and all Conversion Notices mutatis mutandis. The Borrower will promptly forward to each other Lender any Conversion Notice received by it and each such Lender shall promptly confirm to the Borrower the name or names (with address or addresses) in which the certificate or certificates for Class A Ordinary Shares which shall be issuable on such conversion of their Convertible Portion shall be issued (the aforementioned rules in this paragraph being the “Pro Rata Rule”); and

(ii)                                  on the assumption and basis of the Pro Rata Rule, the entitlement of any Lender to Class A Ordinary Shares on any conversion of the Lenders’ Convertible Portions shall be the following:

Lender	Allocation
Original Lender	The difference of

(x) the total number of Class A Ordinary Shares issued in relation to the aggregate Convertible Portions (of the Original Lender and all Other Lenders) subject to a Conversion Notice deemed concurrently delivered in accordance with Section 7.01(q)(i) above with respect to a particular conversion pursuant to Article VII, the “Aggregate Convertible Portions”, reduced by

(y) the aggregate number of  such shares to be issued to each Other Lender in relation to such Aggregate Convertible Portions (as determined below)

Other Lender	The product of:

(x) the total number of Class A Ordinary Shares issued in relation to particular Aggregate Convertible Portions, multiplied by

(y) the quotient of the aggregate amount of Convertible Loans held by that Other Lender at the relevant time of conversion, divided by 48 million

The Lenders agree that, to the extent required, they shall make such directions to Persons and/or transfers of Class A Ordinary Shares among themselves in order to reflect the allocation between the Lenders of Class A Ordinary Shares set out in the table above.

For the purposes of the table above, to the extent that the Original Lender sells any of its Commitment or participations in a Loan contemporaneously with or after the Effective Time, any purchaser of that Commitment or participation in a Loan shall be treated as an “Other Lender” and, to the extent that the Original Lender purchases any Commitment or participation in a Loan contemporaneously with or after the Effective Time, the Original Lender shall be treated as regards that Commitment and/or participation in a Loan as an “Other Lender”.

ARTICLE VIII
Miscellaneous

Section 8.01                             Saving of Rights.

The rights and remedies of the Lenders in relation to any breach of any representation and warranty on the part of the Borrower or any Co-Borrower contained in Article III of this Agreement or in any other Transaction Document to which it is a party shall not be prejudiced by any investigation by or on behalf of any Lender into the affairs of the Borrower or any Co-Borrower or any other Person, by the execution or the performance of this Agreement, any other Transaction Document or by any other act or thing which may be done by or on behalf of any Lender in connection with this Agreement, any other Transaction Document and which might, apart from this Section, prejudice such rights or remedies.

No course of dealing and no failure or delay by any Lender in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement, any other Transaction Document or any other agreement shall waive or impair, or be construed to be a waiver of, such or any other power, remedy, discretion, authority or right under this Agreement or any other Transaction Document, or in any manner preclude its additional or future exercise; nor shall the action of any Lender with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of any Lender with respect to any other default.

Section 8.02                             Notices.

Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 5.03(f) (Proposed Changes) and Section 5.03(g) (Default) and Section 8.05 (Applicable Law and Jurisdiction), any such communication may be delivered by hand, airmail, facsimile or established courier service to the party’s address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt.

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or connection with the IFC Financing Documents is:

(a)                                 in the case of the Borrower and each Co-Borrower, that identified with its name in the signature pages to the Amendment and Restatement Agreement 2;

(b)                                 in the case of the Original Lender,

China Education Investment Holding Limited

c/o TransAsia Lawyers

Suite 1101 Platinum, 233 Tai Cang Road

Shanghai 200020

PRC

Fax:                    +86 21 6141 0995

Attention:                                         John Porter c/o Helen Sunderland; and

(c)                                  in the case of any other Lender, that notified in writing to the Borrower on or prior to the date on which it becomes a party to this Agreement,

or any substitute address, fax number or department or officer as the relevant party may notify to each other party by not less than five Business Days’ notice.

Section 8.03                             English Language.

(a)                                 All documents to be provided or communications to be given or made under this Agreement or any other IFC Financing Document shall be in the English language.

(b)                                 To the extent that the original version of any document to be provided, or communication to be given or made, to any Lender under this Agreement or any other Transaction Document is in a language other than English, that document or communication shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original. Each Lender may, if it so requires, obtain an English translation of any document or communication received in a language other than English at the cost and expense of the Obligors. Each Lender may deem any such English translation to be the governing version between the Borrower, the Co-Borrowers and such Lender.

Section 8.04                             Term of Agreement.

This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions provided, however, that the provisions of  Section 2.12, Section 2.13, Section 8.05, Section 8.07 and this Section 8.04 shall remain operative and in full force and effect regardless of the expiration of the terms of this Agreement, the consummation of the transactions contemplated hereby, the repayment in full of all monies payable hereunder or the conversion of all of the principal amount of the Loans or the unenforceability of any term or provision of this Agreement or any other Transaction Document.

Section 8.05                             Applicable Law and Jurisdiction.

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

(b)                                 For the exclusive benefit of the Lender, the Borrower and each Co-Borrower irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought in the courts of the United States located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan. By the execution of this Agreement, each party irrevocably submits to the jurisdiction of any such court and any appellate court from any thereof in any such action, suit or proceeding or appeal therefrom. A final non-appealable judgment in any such action, suit or proceeding or appeal therefrom shall be conclusive and may be enforced in any other jurisdiction, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(c)                                  Nothing in this Agreement shall affect the right of any Lender to commence legal proceedings or otherwise sue the Borrower and each Co-Borrower in the United States or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower and each Co-Borrower in any manner authorized by the laws of any such jurisdiction.

(d)                                 To the extent not irrevocably designated, appointed or empowered before the Effective Date, the Borrower and each Co-Borrower will, within 30 days of the Effective Date, irrevocably designate, appoint and empower a Person, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding any Lender may bring in the State of New York in respect of this Agreement.

(e)                                  As long as this Agreement remains in force, the Borrower and each Co-Borrower shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding any Lender may bring in New York, New York, with respect to this Agreement. The Borrower and each Co-Borrower shall keep the Lenders advised of the identity and location of such agent.

(f)                                   The Borrower and each Co-Borrower also irrevocably consents, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in New York, New York, to the service of such papers being made out of the courts of the United States located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower and each Co-Borrower, at its address specified pursuant to Section 8.02 (Notices). In such a case, each Lender shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Borrower and each Co-Borrower.

(g)                                  Service in the manner provided in Section 8.05 (Applicable Law and

Jurisdiction) in any action, suit or proceeding will be deemed personal service, will be accepted by the Borrower and each Co-Borrower as such and will be valid and binding upon the Borrower and each Co-Borrower for all purposes of any such action, suit or proceeding.

(h)                                 The Borrower and each Co-Borrower irrevocably waives to the fullest extent permitted by applicable law:

(i)                                     any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section;

(ii)                                  any claim that any such action, suit or proceeding has been brought in an inconvenient forum;

(iii)                               its right of removal of any matter commenced by any Lender in the courts of the State of New York to any court of the United States; and

(iv)                              any and all rights to demand a trial by jury in any such action, suit or proceeding brought against such party by any Lender.

(i)                                     To the extent that the Borrower and each Co-Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document to which it is a party, from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Borrower and each Co-Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(j)                                    The Borrower and each Co-Borrower hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against the Lender.

(k)                                 To the extent that the Borrower and each Co-Borrower may, in any action, suit or proceeding brought in any of the courts referred to in Section 8.05 (Applicable Law and Jurisdiction) or elsewhere arising out of or in connection with this Agreement or any other Transaction Document to which the Borrower and each Co-Borrower is a party, be entitled to the benefit of any provision of law requiring any Lender in such action, suit or proceeding to post security for the costs of the Borrower and each Co-Borrower, or to post a bond or to take similar action, the Borrower and each Co-Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the United States or, as the case may be, the jurisdiction in which such court is located.

Section 8.06                             Disclosure of Information.

(a)                                 Except as expressly agreed in the Term Sheet dated March 28, 2014 between the Borrower and the Lender, (the aforementioned being the “Proviso”) each Lender may disclose any documents or records of, or information about, this Agreement or any other Transaction Document, or the assets, business, Operations or affairs of the Borrower and each Co-Borrower to:

(i)                                     its outside counsel, auditors and rating agencies,

(ii)                                  any Person with a participation in or who intends to purchase a participation in a portion of the Loans, and

(iii)                               any other Person as such Lender may deem appropriate in connection with any proposed sale, transfer, assignment or other disposition of such Lender’s rights under this Agreement or any Transaction Document or otherwise for the purpose of exercising any power, remedy, right, authority, or discretion relevant to this Agreement or any other Transaction Document.

(b)                                 Subject to the Proviso (as defined in Section 8.06(a) above), the Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between the Borrower and each Co-Borrower and the Lenders, a disclosure of information by any Lender in the circumstances contemplated by Section 8.07(a) (Indemnification; No Consequential Damages) does not violate any duty owed to the Borrower and each Co-Borrower under this Agreement or under any such other agreement.

Section 8.07                             Indemnification; No Consequential Damages.

(a)                                 The Borrower and each Co-Borrower shall indemnify the Lenders and their respective officers, directors, employees, agents and representatives (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and expenses (including fees, charges and disbursements of counsel) incurred by or asserted against any Indemnitee arising out of, in connection with, or related to (i) the execution, delivery or performance of any Transaction Document or any other agreement or instrument contemplated thereby or the consummation of the Transaction or any other transactions contemplated hereby, (ii) the Loans or the use of proceeds thereof, (iii) non-compliance with any law or regulation, including any environmental law or regulation, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is party thereto; provided that such indemnity will not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or expenses resulted directly from such Indemnitee’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

(b)                                 To the maximum extent permitted by applicable law, the Borrower and each Co-Borrower shall not assert, and hereby agrees to waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or relating to, this Agreement or any agreement or instrument contemplated hereby, the Loans or the use of the proceeds thereof.

Section 8.08                             Successors and Assignees.

This Agreement binds and benefits the respective successors and assignees of the parties. However, the Borrower and each Co-Borrower may not assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the Lenders.

Section 8.09                             Amendments, Waivers and Consents.

Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing signed by the party granting such consent or waiver and, in the case of an amendment, signed by the Borrower, the Co-Borrowers and the Required Lenders; provided that no such no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Required Lenders, do any of the following:

(a)                                 waive any of the conditions specified in Section 4.01 (Conditions of Disbursement), except with respect to a condition based upon another provision hereof or any Loan Document, the waiver or amendment of which requires only the concurrence of the Required Lenders;

(b)                                 increase the Commitment of such Lender or subject such Lender to any additional obligation;

(c)                                  extend the scheduled final maturity of any Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal or interest of any such Loan or fees owing to such Lender or for the reduction of such Lender’s Commitment;

(d)                                 reduce, or release the Borrower or the Co-Borrowers from their obligations to repay, the principal amount of any Loan owing to such Lender (other than by the payment or prepayment thereof);

(e)                                  reduce the rate of interest on any Loan outstanding and owing to such Lender or any fee payable hereunder to such Lender;

(f)                                   postpone any scheduled date fixed for payment of interest or fees owing to such Lender or waive any such payment;

(g)                                  change the aggregate Ratable Portions of applicable Lenders required for any or all Lenders to take any action hereunder;

(h)                                 release all or substantially all of the IFC Security or release the Borrower or the Co-Borrowers from its payment obligation to such Lender under this Agreement; or

(i)                                     amend Section 2.15 (Sharing of Payments), this Section 8.09 or either definition of the terms “Required Lenders” or “Ratable Portion”.

Section 8.10                             Judgment Currency.

All payments under this Agreement shall be made in Dollars as required by the terms hereof (the “Agreement Currency”), and, if for any reason any payment made hereunder is made in a currency (the “Other Currency”) other than the Agreement Currency, then to the extent that the payment actually received by any Lender, when converted into the Agreement Currency at the Rate of Exchange (as defined below) on the day of payment (or, if conversion on such date is not practicable, as soon thereafter as it is practicable for such Lender to purchase the Agreement Currency) falls short of the amount due under the terms of this Agreement or any other Transaction Document, the Obligors shall, as a separate and independent obligation of the Obligors, indemnify the relevant Lenders harmless against the amount of such shortfall. As used in this Section 8.10, the term “Rate of Exchange” means the rate at which the relevant Lender is able on the relevant date to purchase the Agreement Currency with Other Currency and shall include any premiums and costs of exchange payable in connection with the purchases of or conversion into, the Agreement Currency.

Section 8.11                             Counterpart.

This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

Section 8.12                             Contractual Negotiations.

Each party to this Agreement acknowledges and agrees on the date of the Amendment and Restatement Agreement 2 that they have taken legal advice to the extent considered appropriate, necessary and/or advisable in connection with the entry into of any of and all of the IFC Financing Documents to which they are a party and the transactions relating thereto and confirms and agrees that they have willingly, voluntarily and knowingly entered into each and all of the IFC Financing Documents and the transactions relating thereto and acknowledge all of the terms thereof and the merits and risks contemplated thereby. Each Lender has such knowledge and experience in financial and/or business matters that it is capable of evaluating the aforementioned merits and risks in connection with any of the foregoing.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

AMBOW EDUCATION HOLDING LTD.

By:	/s/ Jin Huang

Name:	Jin Huang

Title:	Director

AMBOW COLLEGE MANAGEMENT LIMITED

By:	/s/ Jin Huang

Name:	Jin Huang

Title:	Director

AMBOW EDUCATION CO. LTD.

By:	/s/ Jin Huang

Name:	Jin Huang

Title:	Director

AMBOW EDUCATION LTD.

By:	/s/ Jin Huang

Name:	Jin Huang

Title:	Director

AMBOW EDUCATION MANAGEMENT (HONG KONG) LIMITED

By:	/s/ Jin Huang

Name:	Jin Huang

Title:	Director

AMBOW EDUCATION (HONG KONG) LIMITED

By:	/s/ Jin Huang

Name:	Jin Huang

Title:	Director

AMBOW EDUCATION MANAGEMENT LTD.

By:	/s/ Jin Huang

Name:	Jin Huang

Title:	Director

AMBOW TRAINING MANAGEMENT LIMITED

By:	/s/ Jin Huang

Name:	Jin Huang

Title:	Director

CHINA EDUCATION INVESTMENT HOLDING LIMITED

By:	/s/ J. Porter

Name:	J. Porter

Title:	Director

SCHEDULE 1

COMMITMENTS

LENDER	IFC C LOAN COMMITMENT (IN $)	IFC D LOAN COMMITMENT (IN $)
CHINA EDUCATION INVESTMENT HOLDING LIMITED	17,000,000	13,981,456

SCHEDULE 2

FORM OF CONVERSION NOTICE

[Letterhead of the applicable Lender]

[Date]

AMBOW EDUCATION HOLDING LTD.

[Address]

CONVERSION NOTICE

Ladies and Gentlemen:

1.                                               Please refer to the Loan Agreement (the “Loan Agreement”) originally dated June 12, 2012, as amended and restated on October 24, 2012 and as further amended on April 29, 2013 and as further amended and restated on                       , 2014, between, among others, Ambow Education Holding Ltd. (the “Borrower”) and [China Education Investment Holding Limited] (the “Lender[s]”).  Terms defined in the Loan Agreement have their defined meanings whenever used in this notice.

2.                                               Pursuant to the Loan Agreement, the Lender hereby exercises the option to convert the Convertible Portion of the [IFC C Loan]/[IFC D Loan] in the amount of $[                    ] into Class A Ordinary Shares of Ambow Education Holding Ltd. in accordance with the terms thereof and directs that the certificate representing Class A Ordinary Shares of the Borrower issuable and deliverable upon such conversion, be issued and delivered to the Lender, together with cash for any fractional shares.

Yours truly,
[RELEVANT LENDER]
By
Name:
Title

SCHEDULE 3

AUTHORISATIONS

A copy of a resolution of the board or, if applicable, a committee of the board of directors of each Obligor:

(i) approving the terms of, and the transactions contemplated by, the IFC Financing Documents to which it is a party and resolving that it execute, deliver and perform the IFC Financing Documents to which it is a party;

(ii) authorising a specified person or persons to execute the IFC Financing Documents to which it is a party on its behalf; and

(iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the IFC Financing Documents to which it is a party.

SCHEDULE 4

RMB FUNDING CANCELLATION CERTIFICATE

[Date]

AMBOW EDUCATION HOLDING LTD.

[Address]

RMB FUNDING CANCELLATION CERTIFICATE

Ladies and Gentlemen:

1.                                               Please refer to the Loan Agreement (the “Loan Agreement”) originally dated June 12, 2012, as amended and restated on October 24, 2012 and as further amended on April 29, 2013 and as further amended and restated on                       , 2014, between, among others, Ambow Education Holding Ltd. (the “Borrower”) and [China Education Investment Holding Limited] (the “Lender[s]”).  Terms defined in the Loan Agreement have their defined meanings whenever used in this notice.

2.                                               Pursuant to the Loan Agreement, we hereby attach the RMB Funding Cancellation Confirmations.

Yours truly,
[ADD BLOCKS FOR AND NAMES OF EACH LENDER]
By
Name:
Title

Annex

OPTION A*

PART 1**

[Date]

[To be addressed to all relevant obligors of the relevant RMB Finance Documents]

[Address]

RMB FUNDING CANCELLATION CONFIRMATION

Ladies and Gentlemen:

1.                                               We refer to the [refer to the relevant RMB Finance Document/RMB Financing] [dated [insert date],] between [insert parties names] and [insert lender’s name] (the “Fund Provider”) and any document related thereto (the “Relevant RMB Finance Documents”) (the aforementioned being the “Relevant RMB Financing”).

2.                                               Notwithstanding any provision in the Relevant RMB Finance Documents, the Fund Provider hereby irrevocably cancels RMB [enter amount] (the “Cancelled Amount”) of the outstanding amounts under the Relevant RMB Finance Documents, and (i) [insert name of all relevant borrower under the Relevant RMB Financing] is irrevocably discharged from the obligation to repay any of the Cancelled Amount; and (ii) [insert name(s) of all of the borrower/debtors under the Relevant RMB Financing]] are/is irrevocably released from any and all liabilities arising out of or in connection with the guarantee, pledge or any other security or surety under or relating to the Cancelled Amount under the Relevant RMB Financing and the Fund Provider shall reassign to [insert the names of the borrower, and the guarantors and/or the name of the pledgor, under the Relevant RMB Financing] the rights, title and interest in and to [fee collection and] any asset assigned to the Fund Provider by such parties [in connection with] that Cancelled Amount].

Yours truly,
[RMB FUNDING PROVIDER]
By
Name:
Title

*                                         This option is to be used in relation to the Guo Hong Financing and the Henan Jinlan Financing.

**                                  This option has to be provided in respect of the replacement debt in respect of the relevant RMB         Financing. Note that this notice has to be annexed as an original.

PART 2***

[Attach evidence as noted below]

***                           Attach evidence in an original format equivalent to Part 1 but provided by the relevant RMB Funding Provider in respect of the original debt in relation to the relevant RMB Financing that is the subject of Part 1 showing that the original debt pursuant to the relevant RMB Financing has been repaid. Note that this notice has to be annexed as an original.

OPTION B*

[Date]

[To be addressed to [Ambow Shengying]/[Beijing Ambow] and all other relevant debtors under the Relevant RMB Financing]

[Address]

RMB FUNDING CANCELLATION CONFIRMATION

Ladies and Gentlemen:

1.                                               Please refer to the Loan Agreement (the “Loan Agreement”) originally dated June 12, 2012, as amended and restated on October 24, 2012 and as further amended on April 29, 2013 and as further amended and restated on                            , 2014 between, among others, Ambow Education Holding Ltd. (the “Borrower”) and [China Education Investment Holding Limited] (the “Lender[s]”). Terms defined in the Loan Agreement have their defined meanings whenever used in this notice.

2.                                               We refer to the [RMB Pay-Off Financing 1]/[RMB Pay-Off Financing 2]/[RMB Beijing Ambow Financing] provided by us (the “Fund Provider”) (the aforementioned being the “Relevant RMB Financing”).

3.                                               Notwithstanding any provision in any documents or otherwise, the Fund Provider hereby irrevocably cancels RMB[enter amount] (the “Cancelled Amount”) of the outstanding amounts under the Relevant RMB Financing and (i) [[Ambow Shengying]/[Beijng Ambow] [and name(s) of all of the other borrower/debtors under the Relevant RMB Financing, if applicable] is irrevocably discharged from the obligation to repay any of the Cancelled Amount [to us]; and (ii) [insert the names of the guarantors, or the name of the pledgor, under the Relevant RMB Financing, if applicable] are/is irrevocably released from any and all liabilities arising out of or in connection with any guarantee, pledge or any other security or surety under or relating to the Cancelled Amount under the Relevant RMB Financing.

Yours truly,
[RMB FUNDING PROVIDER]
By
Name:
Title

*                                         This option is to be used in the context of the RMB Pay-Off Financing 1, the RMB Pay-Off Financing 2 and the RMB Beijing Ambow Financing. Note that this notice has to be annexed as an original.

SCHEDULE 5

FORM OF HK LAW DEED OF CONFIRMATION

THIS DEED OF CONFIRMATION is dated                                              2014

BETWEEN:

(1)                           THE CHARGORS, further details of which are set out in Schedule 1 to this Deed (the “Chargors”); and

(2)                           CHINA EDUCATION INVESTMENT HOLDING LIMITED, of registered office Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands (the “Chargee”).1

WHEREAS

(A)                         Pursuant to a loan agreement (the “Current Loan Agreement”) originally dated 12 June 2012, as amended and restated on 24 October 2012, as further amended on 29 April 2013, International Finance Corporation agreed (subject to the terms and conditions set out in the Current Loan Agreement) to lend and the Borrower and the Co-Borrowers agreed to borrow the Loans.

(B)                         As security for certain of their obligations under the Current Loan Agreement, the Chargors granted, pursuant to the security documents listed in Schedule 2 to this Deed (the “Security Documents”), security in favour of International Finance Corporation over the shares of certain of their wholly-owned Subsidiaries.

(C)                         International Finance Corporation transferred its participation in the Loans and its rights under the Security Documents to Sir Leslie Porter & Son Limited on 20 August 2013 and Sir Leslie Porter & Son Limited transferred its participation in the Loans and its rights under the Security Documents to the Chargee on 17 September 2013.

(D)                         The parties to the Current Loan Agreement have agreed to amend the terms of the Current Loan Agreement pursuant to the amendment and restatement agreement to be entered into on or about the date of this Deed (the “Amendment and Restatement Agreement”).

(E)                          It is a condition precedent to the completion under and pursuant to the Restructuring Agreement (as defined in the Loan Agreement) that the Chargors enter into this Deed.2

1                   Any entity which becomes a party to the Loan Agreement as a Lender after the Effective Time and before the date of the relevant confirmation shall also be added as a Chargee.

2                   Recitals to be updated as required to reflect any transfers which occur post-Effective Time and prior to the date of the relevant confirmation.

NOW THIS DEED WITNESSES as follows:

1.                                Unless otherwise defined in this Deed, capitalised words and expressions used in this Agreement have this meanings ascribed to them in the Current Loan Agreement.

In addition, in this Deed:

“Legal Reservations” means:

(i)                                     the principle that equitable remedies (or remedies that are analogous to equitable remedies in other jurisdictions) may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, court schemes, moratoria, administration, examinership, reorganisation and other laws generally affecting the rights of creditors;

(ii)                                  the time barring of claims under any limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty or other Taxes may be void and defences of set-off or counterclaim; and

(iii)                               similar principles, rights and defences under the laws of any relevant jurisdiction.

“Loan Agreement” means the Current Loan Agreement as amended and restated pursuant to the Amendment and Restatement Agreement (for such purpose, as if the Effective Time had occurred).

“Perfection Requirements” means any registration, filing, endorsement, notarisation, stamping, notification or other action or step to be made or procured in any jurisdiction in order to perfect IFC Security created by a Security Document and/or in order to achieve the relevant priority for the IFC Security created thereunder.

2.                                The rules of construction set out at Section 1.03 (Interpretation) of the Current Loan Agreement shall apply to this Deed mutatis mutandis.

3.                                Each Chargor acknowledges receipt of a copy of the Amendment and Restatement Agreement and confirms its agreement to and acceptance of the terms and conditions of the Amendment and Restatement Agreement.

4.                                Each Chargor confirms that it is its intention that, with effect from the Effective Time:

(a)                                     subject to any limitations set out in the relevant Security Documents, the Legal Reservations, the Perfection Requirements and/or the Loan Agreement, the IFC Security granted by it pursuant to each relevant Security Document shall, without prejudice to the terms of that Security Document, remain in full force and effect and legal, valid and binding notwithstanding the designation of any additional document as a Transaction Document or any additions, amendments, novation, substitution or supplements of or to the Transaction Documents or the parties thereto and/or the imposition of any amended, additional or more onerous obligations under the Transaction Documents in relation to any Obligor, including without limitation, any increase in the amount of any Loan, the extension of the term of any Loan or the addition of any new Loan, in each case above, only with respect to the obligations owed to the Chargee; and

(b)                                     subject to any limitations set out in the relevant Security Documents, the Legal Reservations, the Perfection Requirements and/or the Loan Agreement, the IFC Security granted pursuant to each relevant Security Document extends to any additional obligations assumed by any Chargor under any amended or additional Transaction Documents and owed to the Chargee so that the Security Documents secure the Secured Liabilities (as described in each Security Document) as such Secured Liabilities have been increased and/or extended pursuant to the Amendment and Restatement Agreement and are owed to the Chargee.

5.                                The parties to this Deed agree that with effect from the Effective Time clauses 5 (Representations and Warranties) and 6 (Undertakings) of each Security Document shall be deemed to be qualified by and subject to any event or circumstance outstanding at the Effective Time and no such event or circumstance shall constitute or result in a Potential Event of Default or Event of Default.

6.                                This Deed is governed by the laws of Hong Kong.

7.                                Clauses 15 (Further Assurances), 17 (Changes to the Parties) and 22 (Jurisdiction) of each Security Document and Section 8.02 (Notices) of the Loan Agreement shall apply to this Deed as if they had been set out in full herein mutatis mutandis and as if any references therein to “this Deed” included a reference to this Deed.

8.                                Any amounts (including all Taxes) paid by any party hereto under or in connection with this Deed shall be for the account of that party.

9.                                This Deed may be executed in any number of counterparts, and has the same effect as if the execution on such counterparts were on a single copy of this Deed.

IN WITNESS WHEREOF this Deed has been executed by each Chargor and is intended to be and is hereby delivered on the date specified above.

Schedule 1

Chargors

Company Name	Registered Number	Jurisdiction of Incorporation
Ambow Education Ltd.	188711	Cayman Islands
Ambow Education Co. Ltd.	144319	Cayman Islands
Ambow Education Management Ltd.	188712	Cayman Islands

Schedule 2

Security Documents

•                  Share mortgage agreement dated 24 October 2012 governed by Hong Kong law and entered into by Ambow Education Ltd. in favour of the Chargee in relation to the entire issued share capital of Ambow Education (Hong Kong) Limited

•                  Share mortgage agreement dated 24 October 2012 governed by Hong Kong law and entered into by Ambow Education Co. Ltd. in favour of the Chargee in relation to the entire issued share capital of Ambow Education Management (Hong Kong) Limited

•                  Share mortgage agreement dated 24 October 2012 governed by Hong Kong law and entered into by Ambow Education Management Ltd. in favour of the Chargee in relation to the entire issued share capital of Ambow Training Management Limited

•                  Share mortgage agreement dated 24 October 2012 governed by Hong Kong law and entered into by Ambow Education Management Ltd. in favour of the Chargee in relation to the entire issued share capital of Ambow College Management Limited

THE CHARGORS

EXECUTED as a DEED	)
for and on behalf of	)
AMBOW EDUCATION LTD.	)
(Director)

Name

In the presence of:

Signature of witness:

Name:

Address:

EXECUTED as a DEED	)
for and on behalf of	)
AMBOW EDUCATION CO.	)
LTD.	)
(Director)

Name

In the presence of:

Signature of witness:

Name:

Address:

EXECUTED as a DEED	)
for and on behalf of	)
AMBOW EDUCATION	)
MANAGEMENT LTD.	)
(Director)

Name

In the presence of:

Signature of witness:

Name:

Address:

THE CHARGEE

For and on behalf of

CHINA EDUCATION INVESTMENT HOLDING LIMITED

SCHEDULE 6

FORM OF CAYMAN LAW DEED OF CONFIRMATION

THIS DEED OF CONFIRMATION is dated                                              2014

BETWEEN:

(1)                           AMBOW EDUCATION HOLDING LTD. (in provisional liquidation), an exempted company limited by shares duly incorporated under the laws of the Cayman Islands whose registered office is at Maples Corporate Services Limited, PO Box 309, Ugland House, KY1-1104, Grand Cayman, Cayman Islands (the “Chargor”); and

(2)                           CHINA EDUCATION INVESTMENT HOLDING LIMITED, of registered office Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands (the “Chargee”).3

WHEREAS

(A)                         Pursuant to a loan agreement (the “Current Loan Agreement”) originally dated 12 June 2012, as amended and restated on 24 October 2012, as further amended on 29 April 2013, International Finance Corporation agreed (subject to the terms and conditions set out in the Current Loan Agreement) to lend and the Chargor and the Co-Borrowers agreed to borrow the Loans.

(B)                         As security for certain of its obligations under the Current Loan Agreement, the Chargor granted, pursuant to the security documents listed in Schedule 1 to this Deed (the “Security Documents”), security in favour of International Finance Corporation over the shares of certain of its wholly-owned Subsidiaries.

(C)                         International Finance Corporation transferred its participation in the Loans and its rights under the Security Documents to Sir Leslie Porter & Son Limited on 20 August 2013 and Sir Leslie Porter & Son Limited transferred its participation in the Loans and its rights under the Security Documents to the Chargee on 17 September 2013.

(D)                         The parties to the Current Loan Agreement have agreed to amend the terms of the Current Loan Agreement pursuant to the amendment and restatement agreement to be entered into on or about the date of this Deed (the “Amendment and Restatement Agreement”).

(E)                          It is a condition precedent to the completion under and pursuant to the Restructuring Agreement (as defined in the Loan Agreement) that the Chargor enters into this Deed.4

3                   Any entity which becomes a party to the Loan Agreement as a Lender after the Effective Time and before the date of the relevant confirmation shall also be added as a Chargee.

4                   Recitals to be updated as required to reflect any transfers which occur post-Effective Time and before the date of the relevant confirmation.

NOW THIS DEED WITNESSES as follows:

1.                                Unless otherwise defined in this Deed, capitalised words and expressions used in this Agreement have this meanings ascribed to them in the Current Loan Agreement.

In addition, in this Deed:

“Legal Reservations” means:

(i)                                     the principle that equitable remedies (or remedies that are analogous to equitable remedies in other jurisdictions) may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, court schemes, moratoria, administration, examinership, reorganisation and other laws generally affecting the rights of creditors;

(ii)                                  the time barring of claims under any limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty or other Taxes may be void and defences of set-off or counterclaim; and

(iii)                               similar principles, rights and defences under the laws of any relevant jurisdiction.

“Loan Agreement” means the Current Loan Agreement as amended and restated pursuant to the Amendment and Restatement Agreement (for such purpose, as if the Effective Time had occurred).

“Perfection Requirements” means any registration, filing, endorsement, notarisation, stamping, notification or other action or step to be made or procured in any jurisdiction in order to perfect IFC Security created by a Security Document and/or in order to achieve the relevant priority for the IFC Security created thereunder.

2.                                The rules of construction set out at Section 1.03 (Interpretation) of the Current Loan Agreement shall apply to this Deed mutatis mutandis.

3.                                The Chargor acknowledges receipt of a copy of the Amendment and Restatement Agreement and confirms its agreement to and acceptance of the terms and conditions of the Amendment and Restatement Agreement.

4.                                The Chargor confirms that it is its intention that, with effect from the Effective Time:

(a)                                     subject to any limitations set out in the Security Documents, the Legal Reservations, the Perfection Requirements and/or the Loan Agreement, the IFC Security granted by it pursuant to each Security Document shall, without prejudice to the terms of that Security Document, remain in full force and effect and legal, valid and binding notwithstanding the designation of any additional document as an IFC Financing Document or any additions, amendments, novation, substitution or supplements of or to the IFC Financing Documents or the parties thereto and/or the imposition of any amended, additional or more onerous obligations under the IFC Financing Documents in relation to any Obligor, including without limitation, any increase in the amount of any Loan, the extension of the term of any Loan or the addition of any new Loan, in each case above, only with respect to the obligations owed to the Chargee; and

(b)                                     subject to any limitations set out in the Security Documents, the Legal Reservations, the Perfection Requirements and/or the Loan Agreement, the IFC Security granted pursuant to each Security Document extends to any additional obligations assumed by the Chargor under any amended or additional Transaction Documents and owed to the Chargee so that the Security Documents secure the Obligations (as described in each Security Document) as such Obligations have been increased and/or extended pursuant to the Amendment and Restatement Agreement and are owed to the Chargee.

5.                                The parties to this Deed agree that with effect from the Effective Time clauses 4 (Representations) and 5 (Covenants) of each Security Document shall be deemed to be qualified by and subject to any event or circumstance outstanding at the Effective Time and no such event or circumstance shall constitute or result in a Potential Event of Default or Event of Default.

6.                                This Deed is governed by Cayman Islands law.

7.                                Clauses 14 (Further Assurances), 16.5 (Transfers), 17 (Notices) and 20 (Jurisdiction) of each Security Document shall apply to this Deed as if they had been set out in full herein mutatis mutandis and as if any references therein to “this Mortgage” included a reference to this Deed.

8.                                Any amounts (including all Taxes) paid by any party hereto under or in connection with this Deed shall be for the account of that party.

9.                                This Deed may be executed in any number of counterparts, and has the same effect as if the execution on such counterparts were on a single copy of this Deed.

IN WITNESS WHEREOF this Deed has been executed by the Chargor and is intended to be and is hereby delivered on the date specified above.

Schedule 1

Security Documents

•                  Equitable mortgage agreement dated 24 October 2012 governed by the laws of the Cayman Islands and entered into by the Chargor in favour of the Chargee in relation to the entire issued share capital of Ambow Education Co. Ltd.

•                  Equitable mortgage agreement dated 24 October 2012 governed by the laws of the Cayman Islands and entered into by the Chargor in favour of the Chargee in relation to the entire issued share capital of Ambow Education Ltd.

•                  Equitable mortgage agreement dated 24 October 2012 governed by the laws of the Cayman Islands and entered into by the Chargor in favour of the Chargee in relation to the entire issued share capital of Ambow Education Management Ltd.

THE CHARGOR

EXECUTED as a DEED	)
for and on behalf of	)
AMBOW EDUCATION	)
HOLDING LTD. (in provisional	)
liquidation))
(Director)

Name

In the presence of:

Signature of witness:

Name:

Address:

THE CHARGEE

For and on behalf of
CHINA EDUCATION INVESTMENT HOLDING LIMITED